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                               CREDIT AGREEMENT

                                   between

                        HAGLER BAILLY CONSULTING, INC.

                                     and

                     STATE STREET BANK AND TRUST COMPANY

                         ---------------------------

                           Dated as of May 17, 1995

                         ---------------------------


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                              TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

Section 1.  Amount and Terms of the Credit.................................  1
      1.1  Recitals; Commitment............................................  1
      1.2  Term Loan.......................................................  1
      1.3  Term Note.......................................................  1
      1.4  Revolving Credit Loans..........................................  2
      1.5  Revolving Credit Note...........................................  3
      1.6  Interest........................................................  3
      1.7  Transaction Fee.................................................  4
      1.8  Commitment Fee..................................................  4
      1.9  Reduction or Termination of Revolving Commitment................  4
      1.10  Prepayment.....................................................  5
      1.11  Security; Subordination, etc...................................  5
      1.12  Overdue Payments...............................................  6
      1.13  Notations......................................................  6
      1.14  Form and Terms of Payment......................................  7
      1.15  Capital Adequacy...............................................  7
      1.16  Use of Proceeds................................................  7

Section 2.  LIBOR Provisions...............................................  8
      2.1  LIBOR Option....................................................  8
      2.2  Certain Definitions.............................................  8
      2.3  Conditions for Basing Interest on the LIBOR Rate................ 10
      2.4  Indemnification for Funding and Other Losses.................... 11
      2.5  Change in Applicable Laws, Regulations, etc..................... 11
      2.6  Taxes........................................................... 11

Section 3.  Representations and Warranties................................. 12
      3.1  Organization, Standing, etc. of the Company..................... 12
      3.2  Subsidiaries.................................................... 12
      3.3  Qualification................................................... 12
      3.4  Financial Information; Disclosure, etc.......................... 12
      3.5  Licenses; Franchises, etc....................................... 13
      3.6  Tax Returns and Payments........................................ 13
      3.7  Indebtedness, Liens and Investments, etc........................ 13
      3.8  Title to Properties; Liens...................................... 14
      3.9  Litigation, etc................................................. 14
      3.10  Authorization; Compliance with Other Instruments............... 14


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      3.11  Governmental Consent........................................... 14
      3.12  Regulation U, etc.............................................. 15
      3.13  Employee Retirement Income Security Act of 1974................ 15
      3.14  Ownership of Company and Parent Company........................ 15
      3.15  Environmental Matters.......................................... 16

Section 4.  Conditions of Lending.......................................... 16
      4.1  The Notes....................................................... 16
      4.2  Opinions and Certificates....................................... 17
      4.3  No Default; Representations and Warranties, etc................. 17
      4.4  Security Documents.............................................. 17
      4.5  Equity Investment............................................... 17
      4.6  Acquisition..................................................... 17

Section 5.  Affirmative Covenants.......................................... 18
      5.1  Financial Statements, etc....................................... 18
      5.2  Legal Existence; Franchises; Compliance with Laws, etc.......... 19
      5.3  Insurance....................................................... 20
      5.4  Payment of Taxes................................................ 21
      5.5  Payment of Other Indebtedness, etc.............................. 21
      5.6  Further Assurances.............................................. 21
      5.7  Depository Account.............................................. 21
      5.8  Field Audits.................................................... 21

Section 6.  Negative Covenants............................................. 22
      6.1  Indebtedness.................................................... 22
      6.2  Mortgages, Liens, etc........................................... 23
      6.3  Loans, Guarantees and Investments............................... 23
      6.4  Restricted Payments............................................. 24
      6.5  Mergers and Consolidations...................................... 25
      6.6  Sale of Assets.................................................. 25
      6.7  Issuance of Additional Shares, etc.............................. 25
      6.8  Compliance with ERISA........................................... 25
      6.9  Transactions with Affiliates.................................... 25
      6.10  Observance of Subordination Provisions, etc.................... 25
      6.11  Environmental Liabilities...................................... 26
      6.12  Officer Distributions; Compensation............................ 26

Section 7.  Financial Covenants............................................ 27
      7.1  Capital Base.................................................... 27
      7.2  Current Ratio................................................... 27
      7.3  Adjusted Net Operating Income................................... 27
      7.4  Funded Debt; Net Operating Income............................... 28


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      7.5  Debt Service Coverage........................................... 28
      7.6  Senior Liabilities; Adjusted Capital Base....................... 29
      7.7  Billability..................................................... 29

Section 8.  Defaults; Remedies............................................. 29
      8.1  Events of Default; Acceleration................................. 29
      8.2  Remedies on Default, etc........................................ 32

Section 9.  Definitions.................................................... 32

Section 10.  Setoffs, etc.................................................. 41

Section 11.  Expenses; Indemnification..................................... 41

Section 12.  Waivers....................................................... 42

Section 13.  Miscellaneous................................................. 43
      13.1  Notices, etc................................................... 43
      13.2  Calculations, etc. ............................................ 44
      13.3  Survival of Agreements, etc.................................... 44
      13.4  Counterparts, etc.............................................. 44
      13.5  Entire Agreement, etc.......................................... 44
      13.6  Governing Law; Jurisdiction; Waiver of Jury Trial.............. 45

EXHIBIT A   Form of Term Note
EXHIBIT B   Form of Revolving Credit Note
EXHIBIT C   Compliance Certificate
EXHIBIT D   Borrowing Base Certificate

SCHEDULE 3.2     Subsidiaries
SCHEDULE 3.4     Financial Statements and Reports
SCHEDULE 3.7     Indebtedness, Liens, etc.
SCHEDULE 3.9     Litigation, etc.
SCHEDULE 3.14    Ownership of Parent Company


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

      CREDIT AGREEMENT dated as of May 17, 1995, by and between Hagler Bailly Consulting, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company (the "Bank"). Certain other terms used herein are defined in subsection 2.2 and section 9.

      The Company and the Bank hereby agree as follows:

Section 1. Amount and Terms of the Credit.

1.1 Recitals; Commitment. The Company wishes to (i) borrow from the Bank the principal amount of $7,000,000 in the form of a term loan, and (ii) establish a revolving credit with the Bank in an aggregate principal amount at any one time outstanding not in excess of $4,500,000 (the "Revolving Commitment") to expire on the Expiration Date. The Bank is willing to make such term loan and to establish such revolving credit on behalf of the Company, subject to the terms and conditions hereafter set forth.

1.2  Term Loan.

      (a) Subject to the terms and conditions hereof, and in reliance upon the representations and warranties contained herein, the Company will borrow from the Bank, and the Bank will lend to the Company, the principal amount of $7,000,000 (such borrowing being herein referred to as the "Term Loan").

      (b) The closing of the Term Loan hereunder (the "Closing") shall take place at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts 02109 at 10:00 a.m., Boston time, on May 25, 1995 (or at such other time and place as may be mutually agreed upon). The Bank shall make the Term Loan hereunder on such date by crediting the amount thereof in immediately available funds to the Company's regular deposit account with it.

1.3 Term Note. The Term Loan made by the Bank pursuant to subsection 1.2 shall be evidenced by a promissory note in the form attached hereto as Exhibit A (the "Term Note"), payable to the order of the Bank, duly executed on behalf of the Company, dated the date of the Closing and in the principal amount of the Term Loan. The Term Note shall be payable in twenty-two (22) consecutive quarterly installments of principal as follows: two (2) installments each in the amount of $250,000, payable on September 30 and December 31, 1995; four (4) installments each in the amount of $295,000, payable on March 31, June 30, September 30 and December 31, 1996; four (4) installments each in the amount of $322,250, payable on March 31, June 30, September 30 and December 31, 1997; four (4) installments each in the amount of $352,000, payable on March 31, June 30, September 30 and December 31, 1998; four (4) installments each in the amount of $384,500, payable on March 31, June 30, September 30 and December 31, 1999; and four (4) installments each in the amount of $271,250, payable on March 31, June 30, September 30 and December 31, 2000. The Term Note shall bear interest at the rate or rates, and payable on the dates, specified in subsection 1.6.


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1.4  Revolving Credit Loans.

      (a) Subject to the terms and conditions hereof, and in reliance upon the representations and warranties contained herein, the Bank hereby establishes a revolving credit in favor of the Company in the principal amount of the Revolving Commitment. The Company may borrow on or after the date of the Closing and prior to the Expiration Date from time to time an aggregate principal amount (the "Available Commitment") at any time not in excess of the lesser of (i) the Revolving Commitment or (ii) the Borrowing Base, subject to the limitation on the amount of the Available Commitment set forth in subparagraph (d) of this subsection 1.4. Each such borrowing pursuant to this subsection 1.4 is sometimes herein referred to as a "Revolving Credit Loan", and collectively as the "Revolving Credit Loans"; the Revolving Credit Loans and the Term Loan being sometimes herein referred to collectively as the "Loans" and each individually as a "Loan".

      (b) Each Revolving Credit Loan shall be made by the Bank in such amount (not in excess of the Available Commitment) as the Company shall request, provided that each borrowing shall be in a minimum of $100,000 or such lesser amount as may be equal to the then unused portion of the Available Commitment. Revolving Credit Loans shall be effected at the principal banking office of the Bank in Boston, Massachusetts. The Company will give the Bank notice in writing (or by telephonic communication confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone notice) prior to 1:30 p.m., Boston time, on the date of each Revolving Credit Loan (except as otherwise provided in subsection 2.3(a) for LIBOR Requests) specifying the amount of the Revolving Credit Loan requested. The Bank shall make each Revolving Credit Loan hereunder by crediting the amount thereof in immediately available funds to the Company's regular deposit account with it.

      (c) During the period prior to the Expiration Date, the Company may, at its option, from time to time prepay all or any portion of the Revolving Credit Loans (other than a LIBOR Portion) made from time to time hereunder, subject to the provisions of subsection 1.10, and the Company may reborrow from time to time hereunder amounts so paid up to the amount of the Available Commitment in effect at the time of reborrowing.

      (d) Notwithstanding the foregoing provisions hereof, the Available Commitment shall in no event exceed $3,500,000 unless and until the later of the following shall occur: (i) the date on which the Bank shall have received the financial statements, management letter (if any) and accountants' statement required by subparagraphs (a) and (c) of subsection 5.1 hereof for the fiscal year of the Company ending December 31, 1995, together with the compliance certificate required by subsection 5.1(d) hereof for such fiscal year (A) demonstrating compliance by the Company with the provisions of section 7 hereof, and (B) certifying that no Event of Default has occurred; or (ii) the date on which the Bank shall have received preliminary drafts of the financial statements required by subsection 5.1(b) for the fiscal quarter of the Company ending March 31, 1996, together with a preliminary copy of the compliance certificate required by


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subsection 5.1(d) hereof for such fiscal quarter (A) demonstrating compliance by the Company with the provisions of section 7 hereof, and (B) certifying that no Event of Default has occurred. The Bank expressly acknowledges that the financial statements and compliance certificate referred to in clause (ii) of the preceding sentence may be preliminary in nature, and may be based upon the Company's good faith calculation and estimates as to certain of the information contained therein, to the extent necessary to permit the Company to present such financial statements and compliance certificate to the Bank on or about March
31, 1996, provided that: (I) not later than April 15, 1996, the Company shall furnish the Bank with the final copies of the financial statements required by subsection 5.1(b) hereof for the fiscal quarter ending March 31, 1996, together with the final compliance certificate required by subsection 5.1(d) hereof for such fiscal quarter (1) demonstrating compliance by the Company with the provisions of section 7 hereof, and (2) certifying that no Event of Default has occurred; and (II) in the event the conditions of the foregoing clause (I) are not satisfied on or prior to April 15, 1996, the Available Commitment shall not thereafter exceed $3,500,000 and the provisions of subsection 1.10(b) hereof shall be applicable to the extent that the then outstanding principal amount of the Revolving Credit Loans exceeds the Available Commitment..

1.5 Revolving Credit Note. The Revolving Credit Loans made by the Bank pursuant to subsection 1.4 shall be evidenced by a promissory note of the Company in a principal amount equal to the Revolving Commitment, dated the date of the Closing and in the form attached hereto as Exhibit B. There shall be one (1) note payable to the order of the Bank (such note being herein called the "Revolving Credit Note"; the Revolving Credit Note and the Term Note being sometimes herein referred to collectively as the "Notes" and each individually as a "Note"). The outstanding principal of the Revolving Credit Note shall be payable on the Expiration Date. The Revolving Credit Note shall bear interest at the rate or rates, and payable on the dates, specified in subsection 1.6.

1.6 Interest. The Loans shall bear interest on the unpaid principal amount thereof until paid in full, as follows:

      (a) Any portion of the outstanding principal balance of the Loans which is not then subject to a LIBOR Option shall bear interest at the rate per annum (determined on the basis of the actual number of days elapsed over a 365-day year) equal to seven-eighths of one percent (7/8 of 1%) above the Prime Rate, which interest shall be payable monthly in arrears on the first day of each month, commencing on the first such date next succeeding the date of any such Loan, and at maturity (whether by acceleration or otherwise). Each change in the rate of interest payable on any portion of the outstanding principal balance of the Loans which is not then subject to a LIBOR Option shall take effect simultaneously with the corresponding change in the Prime Rate.

      (b) Any LIBOR Portion shall bear interest at the rate per annum (determined on the basis of the actual number of days elapsed over a 360-day year) equal to two percent (2%) above the LIBOR Rate, which interest shall be payable as follows: (i) in the case of any LIBOR Portion having a LIBOR Period of 90 days or less, such interest shall be payable on the last day of the


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LIBOR Period applicable to such LIBOR Portion, and (ii) in the case of any LIBOR
Portion having a LIBOR Period in excess of 90 days, such interest shall be payable in arrears at 90-day intervals, the first such payment to be made on the last Banking Day of the 90-day period which begins on the first day of such LIBOR Period, and shall also be payable on the last day of the LIBOR Period applicable to such LIBOR Portion, and at maturity (whether by acceleration or otherwise).

1.7 Transaction Fee. The Company shall pay the Lender a transaction fee (the "Transaction Fee") in the amount of $86,250. The Lender acknowledges receipt from the Company of $21,500 of such Transaction Fee. The balance of such Transaction Fee (i.e., $64,750) shall be payable at the Closing. No portion of the Transaction Fee shall be subject to refund or reduction.

1.8 Commitment Fee. The Company shall pay the Bank a commitment fee (the "Commitment Fee") for the period commencing on the date of the Closing to and including the Expiration Date, or the earlier date of the termination of the Revolving Commitment hereunder, equal to threeeighths of one percent (3/8 of 1%) per annum (computed on the basis of the actual number of days elapsed over a 365-day year) of the average daily unused portion of the Revolving Commitment. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the first such date next succeeding the date hereof, and on the date of any termination of the Revolving Commitment. If any change in any requirement imposed upon the Bank by any law of the United States of America or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation or any other governmental or administrative agency or board of the United States of America shall impose, increase, modify or deem applicable any reserve, special deposit, assessment or other requirement against the Revolving Commitment of the Bank hereunder, and the result of the foregoing, in the determination of the Bank, is to impose a cost on the Bank that is directly attributable to the maintaining of the Revolving Commitment, then the Commitment Fee payable to the Bank shall be increased, for so long as the increased cost is imposed on the Bank, to the extent determined by the Bank to be necessary to compensate the Bank for such increased cost. The determination by the Bank of the amount of such cost, if done in good faith and on a basis consistent with that applied to other customers of the Bank having similar compensation arrangements, shall, in the absence of manifest error, be conclusive.

1.9 Reduction or Termination of Revolving Commitment. At any time prior to the Expiration Date, on at least one (1) Banking Day's prior written notice to the Bank, the Company may in whole permanently terminate, or from time to time permanently reduce, the Revolving Commitment. Any such reduction hereunder shall be in an amount not less than $100,000. Simultaneously with any termination of the Revolving Commitment hereunder, the Company shall pay to the Bank the Commitment Fee accrued to the date of such termination.

1.10  Prepayment.


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      (a) On at least one (1) Banking Day's prior written notice to the Bank, the Company may, at its option, prepay any Loan in whole at any time or in part from time to time without penalty or premium, provided that: (i) no voluntary prepayment of any LIBOR Portion may be made hereunder; and (ii) any Company Sale Prepayment or Refinancing Prepayment shall be made together with the applicable Prepayment Premium. Any optional prepayment of the Loans in part shall be in a principal amount not less than $100,000. Each prepayment of the Term Loan shall be applied to installments of principal payable on the Term Loan in the inverse order of maturity. Any prepayment in full of the Term Loan shall be made together with accrued interest on the amount prepaid to the date of such prepayment.

      (b) If at any time the outstanding principal amount of the Revolving Credit Loans exceeds the Available Commitment, the Company will immediately prepay the Revolving Credit Loans in an amount necessary to cause the outstanding principal amount of the Revolving Credit Loans not to exceed the Available Commitment. Any mandatory prepayment of the Revolving Credit Loans pursuant to this subparagraph (b) shall be applied: (i) first, to the prepayment of Revolving Credit Loans which are not then subject to a LIBOR Option, which prepayment will be made without penalty or premium; and (ii) the balance of such prepayment, if any, shall be applied to the LIBOR Portion or Portions of the Revolving Credit Loans, which prepayment shall be made together with the applicable LIBOR Premium.

      (c) Within 120 days after the end of each fiscal year of the Company, the Company will prepay the Term Loan, without penalty or premium, in an amount equal to seventy-five percent (75%) of Excess Cash Flow for such fiscal year. Each such prepayment of the Term Loan shall be applied to installments of principal payable on the Term Loan in the inverse order of maturity.

1.11 Security; Subordination, etc. The Loans and the other obligations of the Company hereunder and under the Notes shall be secured by and entitled to the benefits of the following (except to the extent that any thereof may be expressly waived by the Bank):

      (a) A first priority perfected security interest, satisfactory to the Bank (but subject to the provisions of subsections 6.2(b) and (c) hereof), in all presently owned and after-acquired tangible and intangible personal property and fixtures of the Company and its Subsidiaries;

      (b) A first mortgage on any real estate now or hereafter owned by the Company or any of its Subsidiaries;

      (c) A collateral assignment of life insurance policy insuring the life of Henri-Claude Bailly as contemplated by subsection 5.3;

      (d) [Reserved];

      (e) An intercreditor and subordination agreement with the Seller;


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      (f) A guaranty from the Parent Company;

      (g) A negative pledge and sale agreement from the Parent Company with respect to the shares of capital stock of the Company owned by it;

      (h)   A guaranty from HB Capital;

      (i)   A guaranty from each of the Subsidiaries; and

      (j) A subordination agreement or agreements signed by the Parent Company and by such other Affiliates as may be designated by the Bank.

      All of the agreements and instruments described in this subsection, together with any and all other agreements and instruments heretofore or hereafter securing the Loans and the Company's other obligations hereunder and under the Notes, are sometimes hereinafter referred to collectively as the "Security Documents" and individually as a "Security Document". All of the personal property, fixtures, real estate and life insurance described in the foregoing clauses (a), (b) and (c) of this subsection, together with any additions thereto or replacements or proceeds thereof, are sometimes hereinafter referred to collectively as the "Collateral". The Company agrees to take such actions as may be necessary from time to time to cause the Bank to be secured by and entitled to the benefits of the Security Documents as described in this subsection, including, without limitation, the obtaining of consents of any third parties. The Security Documents shall be satisfactory in form to the Bank and its counsel.

1.12 Overdue Payments. In the event that the Company shall fail to make any payment of principal of or interest on any Loan when due (and after the expiration of any grace period applicable thereto), whether at maturity or at a date fixed for the payment of any installment or prepayment thereof or by declaration, acceleration or otherwise, interest on such unpaid principal and (to the extent permitted by law) on such unpaid interest shall thereafter be payable on demand at a rate per annum equal to four percent (4%) above the rate otherwise applicable to such Loan hereunder.

1.13 Notations. Prior to any sale or other disposition of any Note by the Bank, the Bank shall make a notation on such Note (or on a paper annexed thereto) of the unpaid principal amount thereof at the time outstanding, the last date to which interest has been paid thereon and the amount of unpaid interest accrued thereon to the date of such sale or disposition. Upon payment in full of the principal of and interest on any Note, such Note shall be cancelled and returned to the Company, provided that the Revolving Credit Note shall not be cancelled or returned so long as the Bank shall be obligated to make Revolving Credit Loans hereunder.

1.14 Form and Terms of Payment. All payments by the Company of principal of or interest on the Loans and of any fee due hereunder shall be made at the address of the Bank set forth in subsection 13.1 (or at such other address as the Bank shall have furnished to the Company in


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writing) and shall be made in immediately available funds. The Company hereby authorizes the Bank to charge the Company's deposit accounts for the purpose of effecting scheduled payments of such principal, interest and fees. If any payment of principal of or interest on the Loans shall become due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day and such extension shall be included in computing interest in connection with such payment.

1.15 Capital Adequacy. If after the date of this Agreement, the Bank shall have determined that the adoption or implementation of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein (including, without limitation, any change according to a prescribed schedule of increasing requirements, whether or not known on the date of this Agreement), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has the effect of reducing the return on the Bank's capital to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, implementation, change or compliance and assuming that the Bank's capital was fully utilized prior to such adoption, implementation, change or compliance) but for such adoption, implementation, change or compliance as a consequence of its agreement to make Loans hereunder by any amount deemed by the Bank to be material, the Company shall pay to the Bank as an additional fee from time to time such amount as the Bank shall have determined to be necessary to compensate it for such reduction. Any such additional fee shall be payable by the Company within 30 days after the same is requested by the Bank. The determination by the Bank of such amount, if done on the basis of any reasonable averaging and attribution methods and on a basis consistent with that applied to other customers of the Bank having similar compensation arrangements, shall in the absence of manifest error be conclusive.

1.16 Use of Proceeds. The Company will use the proceeds of the Term Loan to finance the cost of the Acquisition. The Company will use the proceeds of the Revolving Credit Loans for working capital purposes, including the opening or acquisition of new offices (subject to the provisions of subsection 6.3(h) hereof) and including the payment of closing costs for the Acquisition and the financing hereunder. The Company will not: (a) use any part of the proceeds of the Revolving Credit Loans for the purpose of making any payment of principal of or interest on the Term Loan or any payment of principal of the Seller Note; or
(b) use any part of the proceeds of any Loans for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System, or for any other purpose which would violate any provision of any other applicable statute, regulation, order or restriction.

Section 2.  LIBOR Provisions.


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2.1 LIBOR Option. Subject to the provisions of this section 2, the Company shall have the right to have the interest on all or any portion of the principal amount of the Loans based on a LIBOR Rate, provided that not more than five (5) LIBOR Portions of the Revolving Credit Loans shall be outstanding at any one time.

2.2 Certain Definitions. As used herein, the following terms have the following respective meanings:

            Banking Day: (i) when used with respect to the LIBOR Option, a day on which dealings may be effected in deposits of U.S. dollars in the London interbank foreign currency deposits market and on which banks may conduct business in London, England, and Boston, Massachusetts, and (ii) when used with respect to the other provisions of this Agreement, any day excluding Saturday and Sunday and excluding any other day which shall be in Boston, Massachusetts, a legal holiday or a day on which banking institutions are authorized by law to close.

            Board: the Board of Governors of the Federal Reserve System of the United States.

            Legal Requirement: any requirement imposed upon the Bank by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

            LIBOR Option: the option granted pursuant to this section 2 to have the interest on all or any portion of the principal amount of the Loans based on a LIBOR Rate.

            LIBOR Period: any period, selected as provided below in this section 2, of 30, 60, 90 or 180 days or (in the case of a LIBOR Portion of the Term
Loan) of 360 days or longer periods if available and agreed to by the Bank, commencing on any Banking Day; provided, however, that (i) no LIBOR Period with respect to any LIBOR Portion of the Revolving Credit Loans shall extend beyond the Expiration Date, and (ii) no LIBOR Period with respect to any LIBOR Portion of the Term Loan shall extend beyond the final maturity date of the Term Note. If any LIBOR Period so selected would otherwise end on a date which is not a Banking Day, such LIBOR Period shall instead end on the next preceding or succeeding Banking Day as determined by the Bank in accordance with its then current banking practice. Each determination by the Bank of any LIBOR Period shall, in the absence of manifest error, be conclusive.

            LIBOR Portion: subject to the proviso to subsection 2.1 hereof, that portion of the Loans specified in a LIBOR Request (including any portion of such Loans which are being borrowed by the Company concurrently with such LIBOR Request) which is not less than

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$100,000, which does not exceed the outstanding balance of the Loans not already subject to a LIBOR Option and, in the case of the Term Loan, does not exceed such balance reduced by the amount of all installments thereof scheduled to come due within the related LIBOR Period and which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR Rate in subsection 2.3 hereof and the LIBOR Period of which has commenced and not terminated.

            LIBOR Premium: with respect to the prepayment of any LIBOR Portion of any Loans (other than a prepayment pursuant to subsection 1.10(c) hereof), an amount equal to the product of (i) the excess, if any, of the rate of interest on the principal amount so prepaid over the rate of interest on debt securities issued by the Treasury of the United States of America on a date approximating the date of payment of such principal amount and having a maturity date approximating the last Banking Day of the applicable LIBOR Period, multiplied by
(ii) the principal amount so prepaid, multiplied by (iii) a fraction, the numerator of which is the number of days remaining in the related LIBOR Period and the denominator of which is 360. Each determination by the Bank of any LIBOR Premium shall, in the absence of manifest error, be conclusive.

            LIBOR Rate: with respect to any LIBOR Portion for the related LIBOR Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the product of (a) the Base LIBOR Rate (as hereinafter defined) and (b) Statutory Reserves. For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate (rounded to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, the next higher 1/100 of 1%) at which deposits of U.S. dollars approximately equal in principal amount to the LIBOR Portion and for a maturity equal to the applicable LIBOR Period are offered to the Bank in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, two (2) Banking Days prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period. Each determination by the Bank of any LIBOR Rate shall, in the absence of manifest error, be conclusive.

            LIBOR Request: notice in writing (or by telephonic communication confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request) from the Company to the Bank (and received by the Bank prior to 11:00 a.m., Boston time, two (2) Banking Days prior to the first day of the LIBOR Period requested) requesting that interest on a LIBOR Portion be based on the LIBOR Rate, specifying: (i) the first day of the LIBOR Period, (ii) the length of the LIBOR Period consistent with the definition of that term, and
(iii) a dollar amount of the LIBOR Portion consistent with the definition of that term.

            Statutory Reserves: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and any other banking authority to which the Bank is subject for Eurocurrency Liabilities (as defined in

Regulation D of the Board). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. LIBOR Portions of the Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            Tax: in relation to any LIBOR Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or other charges of whatever nature required by any Legal Requirement (i) to be paid by the Bank and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by the Company to the Bank, provided that the term "Tax" shall not include any taxes imposed upon the net income of the Bank by the United States of America or any political subdivision thereof.

2.3  Conditions for Basing Interest on the LIBOR Rate.  Upon the condition that:

      (a) The Bank shall have received a LIBOR Request from the Company prior to 11:00 a.m., Boston time, two (2) Banking Days prior to the first day of the LIBOR Period requested;

      (b) There shall have occurred no change in applicable law which would make it unlawful for the Bank to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market;

      (c) As of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist no Event of Default, nor any event which, with the giving of notice or expiration of any applicable grace period or both would constitute an Event of Default, which is not waived by the Bank;

      (d) After giving effect to such LIBOR Request, not more than five (5) LIBOR Portions of the Revolving Credit Loans shall be outstanding; and

      (e) The Bank shall not have determined in good faith that it is unable to determine the LIBOR Rate in respect of the requested LIBOR Period or that it is unable to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period;

then interest on the LIBOR Portion requested during the LIBOR Period requested will be based on the applicable LIBOR Rate.

2.4 Indemnification for Funding and Other Losses. Each LIBOR Request shall be irrevocable and binding on the Company. The Company shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure on the part of the Company to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this

Agreement, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation of redeployment of deposits or other funds acquired by the Bank to fund or maintain the requested LIBOR Portion when interest on such LIBOR Portion, as a result of such failure on the part of the Company, is not based on the applicable LIBOR Rate for the requested LIBOR Period.

2.5 Change in Applicable Laws, Regulations, etc. If any Legal Requirement shall make it unlawful for the Bank to fund through the obtaining of U.S. dollar deposits any LIBOR Portion, or otherwise to give effect to its obligations as contemplated hereby, or shall impose on the Bank any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extensions of credit or other assets of the Bank which includes any LIBOR Portion, or shall impose on the Bank any restrictions on the amount of such a category of liabilities or assets which the Bank may hold, (a) the Bank may by notice thereof to the Company terminate the LIBOR Option, (b) any LIBOR Portion subject thereto shall immediately bear interest thereafter at the rate provided for in subsection 1.6(a), and (c) the Company shall indemnify the Bank against any loss, penalty or expense incurred by the Bank by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Portion (except to the extent the Bank shall have been compensated or reimbursed for any such loss, penalty or expense by reason of any LIBOR Premium or Premiums paid by the Company in connection therewith).

2.6 Taxes. It is the understanding of the Company and the Bank that the Bank shall receive payments of amounts of principal of and interest on the Loans with respect to the LIBOR Portions from time to time subject to a LIBOR Option free and clear of, and without deduction for, any Taxes. If (a) the Bank shall be subject to any such Tax in respect of any such LIBOR Portion or part thereof or
(b) the Company shall be required to withhold or deduct any such Tax from any such amount, the LIBOR Rate applicable to such LIBOR Portion shall be adjusted by the Bank to reflect all additional costs incurred by the Bank in connection with the payment by the Bank or the withholding by the Company of such Tax and the Company shall provide the Bank with a statement detailing the amount of any such Tax actually paid by the Company. Determination by the Bank of the amount of such costs shall, in the absence of manifest error, be conclusive, and at the Company's request, the Bank shall demonstrate the basis of such determination. If after any such adjustment, any part of any Tax paid by the Bank is subsequently recovered by the Bank, the Bank shall reimburse the Company to the extent of the amount so recovered. A certificate of an officer of the Bank setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive.

Section 3.  Representations and Warranties.

      In order to induce the Bank to enter into this Agreement and to make the Loans provided for hereunder, the Company makes the following representations and warranties, which shall survive the execution and delivery hereof and of the
Notes:

3.1 Organization, Standing, etc. of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement, the Security Documents to which it is a party and all other documents to be executed by it in connection with the transactions contemplated hereby, to issue the Notes and to carry out the terms hereof and thereof.

3.2 Subsidiaries. Schedule 3.2 attached hereto correctly sets forth as to each Subsidiary, its name, the jurisdiction of its incorporation, the number of shares of its capital stock of each class outstanding and the number of such outstanding shares owned by the Company and its Subsidiaries. Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and now proposed to be conducted and to enter into such of the Security Documents, if any, as relate to it and all other documents to be executed by it in connection with the transactions contemplated hereby. All of the outstanding capital stock of each Subsidiary is validly issued, fully-paid and nonassessable, and is owned by the Company or its Subsidiaries as specified in Schedule 3.2, in each case free of any mortgage, pledge, lien, security interest, charge, option or other encumbrance.

3.3 Qualification. The Company and its Subsidiaries are duly qualified or licensed and in good standing as foreign corporations duly authorized to do business in each jurisdiction in which the character of the properties owned or the nature of the activities conducted makes such qualification or licensing necessary, other than jurisdictions in which the failure to be so qualified or licensed would not have any material adverse effect on the business or operations of the Company or its Subsidiaries or on their financial or other condition.

3.4 Financial Information; Disclosure, etc. As of the date hereof, the Company has furnished the Bank with the financial statements and other reports listed in
Schedule 3.4 attached hereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position and results of operations of the Persons to which they purport to relate as of the dates and for the periods indicated. Between the end of the most recent fiscal period shown in such financial statements and the date hereof, there has not been any material adverse change in the business, operations, properties or financial position of the Company (or of the Persons to which such financial statements purport to relate). Neither this Agreement nor any financial statements, reports or other documents or certificates furnished to the Bank by the Company in connection with the transactions contemplated hereby contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein contained not misleading. None of the Loans will render the Company unable to pay its debts as they become due; the Company is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its property; and the Company has no knowledge of any person contemplating the filing of any such petition against it.

3.5 Licenses; Franchises, etc. The Company and its Subsidiaries have all material authorizations, licenses, permits and franchises of any public or governmental regulatory body which are necessary for the conduct of the business of the Company and its Subsidiaries as now conducted and proposed to be conducted (such authorizations, licenses, permits and franchises, together with any extensions or renewals thereof, being herein sometimes referred to collectively as the "Licenses"). All of such Licenses are validly issued and in full force and effect and the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect thereto and have full power and authority to operate thereunder.

3.6  Tax Returns and Payments.

      (a) The Company and its Subsidiaries have filed all tax returns required by law to be filed and have paid all taxes, assessments and other governmental charges levied upon any of their respective properties, assets, income or franchises, other than those not yet delinquent and those, not substantial in aggregate amount, being or about to be contested as provided in subsection 5.4. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of their respective taxes are adequate in the opinion of the Company, and the Company knows of no unpaid assessment for additional taxes or of any basis therefor.

      (b) The Company has advised the Bank that the Company may join in an election under section 338(h)(10) of the Code with respect to the Acquisition under circumstances which may cause the Company to be obligated to the Seller in an amount equal to the incremental federal income taxes to be paid by the Seller as a result of such election. It is further contemplated that any such obligation of the Company to the Seller as a result of the aforesaid election (which the Seller presently estimates will be approximately $600,000) would be evidenced by the promissory note of the Company to the Seller (the "Tax Note"). The Company acknowledges that it will not incur such obligation to the Seller nor issue the Tax Note unless the Bank, in its sole discretion, shall consent thereto in writing.

3.7 Indebtedness, Liens and Investments, etc. Schedule 3.7 attached hereto correctly describes, as of the date or dates indicated therein, (a) all outstanding Indebtedness of the Company and its Subsidiaries in respect of borrowed money, Capital Leases and the deferred purchase price of property; (b) all existing mortgages, liens and security interests in respect of any property or assets of the Company or its Subsidiaries; (c) all outstanding investments, loans and advances of the Company and its Subsidiaries; and (d) all existing guarantees by the Company and its Subsidiaries.

3.8 Title to Properties; Liens. The Company and its Subsidiaries have good and marketable title to all of their respective properties and assets, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, charge or encumbrance except the existing mortgages and security interests referred to in Schedule 3.7 attached hereto and except minor liens and encumbrances which in the aggregate are not substantial in amount, do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and its Subsidiaries and have not arisen otherwise than in the ordinary course of business. The Company and its Subsidiaries enjoy quiet possession under all leases to which they are parties as lessees, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting the incurrence of indebtedness by the lessee or any unusual or burdensome provision materially adversely affecting the current and proposed operations of the Company and its Subsidiaries.

3.9 Litigation, etc. Except as set forth in Schedule 3.9 attached hereto, as of the date hereof, there is no action, proceeding or investigation pending or threatened (or any basis therefor known to the Company) which questions the validity of this Agreement, the Notes, the Security Documents or the other documents executed in connection herewith, or any action taken or to be taken pursuant hereto, or which might result, either in any case or in the aggregate, in any material adverse change in the business operations, affairs or condition of the Company or any Subsidiary or any of their respective properties or in any material liability on the part of the Company or any Subsidiary.

3.10 Authorization; Compliance with Other Instruments. The execution, delivery and performance of this Agreement, the Notes and the Security Documents have been duly authorized by all necessary corporate action on the part of the Company and its Subsidiaries, will not result in any violation of or be in conflict with or constitute a default under any term of the charter or by-laws of the Company or any Subsidiary, or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Company or any Subsidiary, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Company or any Subsidiary pursuant to any such term (except pursuant to the Security Documents). Neither the Company nor any Subsidiary is in violation of any term of its charter or by-laws, or of any material term of any material agreement or instrument to which it is a party, or, to the best of the Company's knowledge, of any judgment, decree, order, statute, rule or governmental regulation applicable to it.

3.11 Governmental Consent. Neither the Company nor any Subsidiary nor any of their respective shareholders is required to obtain any order, consent, approval or authorization of, or required to make any declaration or filing (other than ordinary notice filings) with, any governmental authority in connection with the execution and delivery of this Agreement and the issuance and delivery of the Notes pursuant hereto, or in connection with the execution and delivery of the Security Documents and the granting of the security interests in the Collateral pursuant thereto, or in connection with the Acquisition.

3.12 Regulation U, etc. Neither the Company nor any Subsidiary owns or has any present intention of acquiring any "margin stock" within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). None of the proceeds of the Loans will be used, directly or indirectly, by the Company or any Subsidiary for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of said Regulation U, or cause this Agreement to violate Regulation U, Regulation T, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934. If requested by the Bank, the Company will promptly furnish the Bank with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U.

3.13 Employee Retirement Income Security Act of 1974. The terms used in this subsection 3.13 and in subsection 6.8 of this Agreement shall have the meanings assigned thereto in the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), and the term "Affiliated Company" shall mean the Company and all corporations, partnerships, trades or businesses (whether or not incorporated) which constitute a controlled group of corporations with the Company, an affiliated service group or other affiliated group, within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o), respectively, of the Code or Section 4001 of ERISA. Each employee benefit plan sponsored by an Affiliated Company and, to the best of the Company's knowledge, each multiemployer plan to which any Affiliated Company makes contributions, is in material compliance with applicable provisions of ERISA and the Code. No Affiliated Company has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or any employee benefit plan on account of any failure to meet the contribution requirements of any such plan, minimum funding requirements or prohibited transactions under ERISA or the Code, termination of a single employer plan, partial or complete withdrawal from a multiemployer plan, or the insolvency, reorganization or termination of any multiemployer plan, and no event has occurred or conditions exist which present a material risk that any Affiliated Company will incur any material liability on account of any of the foregoing circumstances. The consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction under ERISA or the Code for which an exemption is not available.

3.14 Ownership of Company and Parent Company. All of the outstanding shares of capital stock of the Company are owned by the Parent Company, free of any assignment, pledge, lien, security interest, charge, option or other encumbrance. The Company is not obligated in any manner to issue any additional shares of its capital stock. Schedule 3.14 attached hereto correctly sets forth the number of shares of the Parent Company's capital stock of each class authorized and the number thereof outstanding, the name of each of the Parent Company's shareholders as of the date hereof, including Persons who will become such shareholders upon payment of the Parent Company Subscriptions (the "Parent Company Shareholders"), and the number of shares of each class of such capital stock owned by the Parent Company Shareholders.

3.15 Environmental Matters. Neither the Company nor any Subsidiary nor, to the Company's knowledge, any other Person has ever caused or permitted any Hazardous Material to be disposed of on or under any real property owned, leased or operated by the Company or any Subsidiary or in which the Company or any Subsidiary has ever held, directly or indirectly, any legal or beneficial interest or estate, and no such real property has ever been used (either by the Company or any Subsidiary or, to the Company's knowledge, by any other Person) as (i) a disposal site or permanent storage site for any Hazardous Material or
(ii) a temporary storage site for any Hazardous Material. The Company and each of its Subsidiaries have been issued and are in compliance with all material permits, certificates, licenses, approvals and other authorizations relating to environmental matters and necessary or desirable for their respective businesses, and have filed all notifications and reports relating to chemical substances, air emissions, underground storage tanks, effluent discharges and Hazardous Material waste storage, treatment and disposal required in connection with the operation of their respective businesses, the failure to have or comply with which would, individually or in the aggregate, have a material adverse effect on the Company or any Subsidiary. All Hazardous Materials used or generated by the Company or any Subsidiary or any business merged into or otherwise acquired by the Company or any Subsidiary have been generated, accumulated, stored, transported, treated, recycled and disposed of in compliance with all applicable laws and regulations, the violation of which has any reasonable likelihood of having a material adverse effect on the Company or any Subsidiary. Neither the Company nor any Subsidiary has any liabilities with respect to Hazardous Materials, and to the knowledge of the Company, no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials, which could have any reasonable likelihood of having a material adverse effect on the Company or any Subsidiary.

Section 4.  Conditions of Lending.

      The obligation of the Bank to make any Loan hereunder is subject to the following conditions:

4.1 The Notes. On or prior to the date of the Closing, the Bank shall have received the Revolving Credit Note (in the amount of the Revolving Commitment) and the Term Note (in the amount of the Term Loan), duly completed, executed and delivered, as provided in section 1.

4.2 Opinions and Certificates. On and as of the date of the Closing, the Bank shall have received:

      (a) The favorable opinion of counsel for the Company, dated as of such date and in form and substance satisfactory to the Bank and its counsel.

      (b) A certificate, dated as of such date, signed by a principal officer of the Company, certifying that the conditions specified in subsection 4.3 have been fulfilled.

      (c) All other information and documents which the Bank or its counsel may reasonably have requested in connection with the transactions contemplated by this Agreement, such information and documents where appropriate to be certified by the proper Company officers or governmental authorities.

4.3 No Default; Representations and Warranties, etc. On the date of the Closing and on the date of each Loan hereunder: (a) the representations and warranties of the Company contained in section 3 of this Agreement shall be true on and as of such dates as if they had been made on such dates (except to the extent that such representations and warranties expressly relate to an earlier date or are affected by the consummation of transactions permitted under this Agreement);
(b) the Company shall be in compliance in all material respects with all of the terms and provisions set forth herein on its part to be observed or performed on or prior to such dates; (c) after giving effect to the Loans to be made on such dates, no Event of Default specified in section 8 hereof, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing; and (d) since the date of this Agreement, there shall have been no material adverse change in the assets or liabilities or in the financial or other condition of the Company or any Subsidiary. Each request for a Loan hereunder shall constitute a representation and warranty by the Company to the Bank that all of the conditions specified in this subsection 4.3 have been satisfied in all material respects as of the date of each such Loan.

4.4 Security Documents. On or prior to the date of the Closing, the Bank shall have received the Security Documents, together with any other documents required or contemplated by the terms thereof, including Uniform Commercial Code financing statements.

4.5 Equity Investment. On or prior to the date of the Closing, the Parent Company shall have made an equity investment in the Company of not less than $3,000,000 (including Company Subscriptions of $431,280 which shall be paid not later than June 30, 1995) in a manner satisfactory to the Bank.

4.6 Acquisition. Contemporaneously with the Closing: (a) the Company shall have completed the Acquisition in a manner satisfactory to the Bank and its counsel;
(b) the obligations of the Company to the Seller pursuant to the Seller Note and/or the Purchase Agreement shall have been subordinated to the Loans and to the other obligations of the Company to the Bank hereunder and under the Notes in a manner satisfactory to the Bank and its counsel; and (c) the Bridge Note and the transactions contemplated thereby, including the security therefor and the arrangements for the distribution of funds to certain Parent Company Shareholders and the application of such funds to the payment of the Parent Company Subscriptions, the Company Subscriptions and the Bridge Note, shall be satisfactory in form and substance to the Bank and its counsel.

Section 5.  Affirmative Covenants.

      So long as any of the Loans shall remain available to the Company, and until the principal of and interest on the Loans and all fees due hereunder shall have been paid in full, the Company agrees that:

5.1 Financial Statements, etc. The Company will furnish or cause to be furnished to the Bank:

      (a) Within 90 days after the end of each fiscal year of the Company, (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year, and (ii) the related consolidated and consolidating statements of income and surplus and cash flows for such year, setting forth in comparative form with respect to such consolidated financial statements figures for the previous fiscal year, all in reasonable detail, together with the opinion thereon of Ernst & Young or other independent public accountants selected by the Company and satisfactory to the Bank, which opinion shall be in a form generally recognized as unqualified and shall state that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year (except for changes, if any, which shall be specified and approved in such opinion) and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards related to reporting, provided that such accountants' certification may be limited to the consolidated financial statements in which case the consolidating financial statements shall be signed by the chief financial officer of the Company;

      (b) Within 15 days after the end of each month, (i) the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such month, and (ii) the related unaudited consolidated and consolidating statements of income and surplus and cash flows for such month and for the period from the beginning of the current fiscal year to the end of such month, all in reasonable detail and signed by the chief financial officer of the Company;

      (c) Together with the financial statements delivered pursuant to subparagraph (a) above, (i) a copy of the management letter, if any, accompanying such financial statements, and (ii) a statement signed by the accountants who have reported on such financial statements to the effect that in connection with their examination of such financial statements they have reviewed the provisions of this Agreement and have no knowledge of any event or condition which constitutes an Event of Default or which, after notice or expiration of any applicable grace period or both, would constitute such an Event of Default or, if they have such knowledge, specifying the nature and period of existence thereof, provided, however, that in issuing such statement, such independent accountants shall not be required to go beyond normal auditing procedures conducted in connection with their opinion referred to above;

      (d) Together with the financial statements delivered pursuant to subparagraph (a) above, and together with the financial statements delivered pursuant to subparagraph (b) above for the last months of each of the first three quarterly accounting periods in each fiscal year of the Company, a compliance certificate substantially in the form of Exhibit C attached hereto signed by the chief financial officer of the Company;

      (e) Within seven days after the end of each month, a borrowing base certificate substantially in the form of Exhibit D attached hereto (the "Borrowing Base Certificate"), together with an aging of accounts receivable report, in each case signed by the chief financial officer of the Company;

      (f) Within seven days after the end of each month, a backlog report prepared by the Company's management setting forth in reasonable detail the amount of the Company's authorized and obligated backlog;

      (g) Within 30 days after the end of each fiscal year of the Company, a budget prepared by the Company's management setting forth in reasonable detail, and on a monthly basis, the Company's budget for the ensuing fiscal year; and

      (h) Forthwith upon any officer of the Company obtaining knowledge of any condition or event which constitutes an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default, a certificate signed by the chief financial officer of the Company specifying in reasonable detail the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

      The Company will also furnish or cause to be furnished to the Bank such other information regarding the business, affairs and condition of the Company and its Subsidiaries as the Bank may from time to time reasonably request. The Company will permit the Bank to inspect the books and any of the properties or assets of the Company and its Subsidiaries at such reasonable times as the Bank may from time to time request.

5.2 Legal Existence; Franchises; Compliance with Laws, etc. The Company will, and will cause each Subsidiary to: maintain its corporate existence and business; maintain all properties which are reasonably necessary for the conduct of such business, now or hereafter owned, in good repair, working order and condition; take all actions necessary to maintain and keep in full force and effect its rights and franchises, including the Licenses; and, except as otherwise provided herein, comply with all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its properties; provided that neither the Company nor any Subsidiary shall be required by reason of this subsection to comply therewith at any time while the Company or such Subsidiary shall be contesting its obligations to do so in good faith by appropriate proceedings promptly initiated and diligently conducted, and if it shall have set aside on its books such reserves, if any, with respect thereto as are required by generally accepted accounting principles and deemed adequate by the Company and its independent public accountants. Neither the Company nor any Subsidiary will, without the prior written consent of the Bank, engage in any business other than the management consulting business and activities incidental thereto.

5.3 Insurance. The Company will maintain or cause to be maintained on all insurable properties now or hereafter owned by the Company or any Subsidiary insurance against loss or damage by fire or other casualty to the extent customary with respect to like properties of companies conducting similar businesses and will maintain or cause to be maintained public liability and workmen's compensation insurance insuring the Company and its Subsidiaries to the extent customary with respect to companies conducting similar businesses and, upon request, will furnish to the Bank satisfactory evidence of the same. Each insurance policy pertaining to any of the Collateral shall: (i) name the Bank as an insured pursuant to a so-called "standard mortgagee clause"; (ii) provide that no action of the Company or any tenant or subtenant shall void such policy as to the Bank; and (iii) provide that the Bank shall be notified of any proposed cancellation of such policy at least thirty (30) days in advance of such proposed cancellation and will have sufficient time to correct any deficiencies justifying such proposed cancellation. All such policies shall be delivered to the Bank upon request. In the event of a casualty loss, the Company may apply the proceeds of any insurance to the restoration or replacement of the property or asset which was the subject of such loss, provided that (A) the Company shall have demonstrated to the reasonable satisfaction of the Bank that such property or asset will be restored to substantially its previous condition or will be replaced by a substantially identical property or asset, and (B) the Bank shall have received, if requested by it, a favorable opinion from counsel for the Company, satisfactory in scope and form to the Bank, as to the Bank's having a prior security interest in and valid first lien on such restored or replaced property or asset (subject to the provisions of subsection 6.2(c) hereof). In addition to the foregoing, the Company will maintain a life insurance policy or policies in the amount of $2,000,000 insuring the life of Henri-Claude Bailly and shall cause its rights under such policy or policies to be assigned to the Bank as security for the Loans and the Company's other obligations to the Bank hereunder and under the Notes (such assignment to constitute a Security Document and such life insurance to constitute Collateral for all purposes of this Agreement). In the event the Bank shall receive payment in respect of such life insurance policy, it shall permit a portion thereof to be paid over to the estate of the insured to the extent necessary to satisfy then outstanding obligations of the Parent Company or the Company under its employment contract with the insured, provided that (a) the Company shall have furnished the Bank with reasonably detailed information demonstrating the amount and nature of such obligation, and (b) at the time of such payment, no Event of Default shall have occurred and be continuing hereunder.

5.4 Payment of Taxes. The Company will, and will cause each Subsidiary to, pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its properties or assets, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or a charge upon its property; provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if the Company or such Subsidiary, as the case may be, shall have set aside on its books such reserves, if any, with respect thereto as are required by generally accepted accounting principles and deemed appropriate by the Company and its independent public accountants.

5.5 Payment of Other Indebtedness, etc. Except as to matters being contested in good faith and by appropriate proceedings, and subject to the provisions of subsection 6.10 hereof, the Company will, and will cause each Subsidiary to, pay promptly when due, or in conformance with customary trade terms, all other Indebtedness and obligations incident to the conduct of its business.

5.6 Further Assurances. From time to time hereafter, the Company will execute and deliver, or will cause to be executed and delivered, such additional instruments, certificates or documents, and will take all such actions, as the Bank may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement, the Security Documents or the Notes, or of more fully perfecting or renewing the Bank's rights with respect to the Collateral pursuant hereto or thereto. Upon the exercise by the Bank of any power, right, privilege or remedy pursuant to this Agreement or the Security Documents which requires any consent, approval, registration, qualification or authorization of, or any filing with, any governmental authority or instrumentality (including, without limitation, the giving of any notices pursuant to the federal Assignment of Claims Act), the Company will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Bank may be required to obtain for such governmental consent, approval, registration, qualification, authorization or filing. In the event the Company or any Subsidiary shall at any time or from time to time acquire or own any real property, the Company will, if requested by the Bank, promptly execute and deliver, or cause to be executed and delivered, to the Bank a mortgage or deed of trust, satisfactory in form and substance to the Bank and its counsel, granting a valid first lien on such real property as security for the Loans and the other obligations of the Company hereunder and under the Notes.

5.7 Depository Account. The Company will, and will cause each Subsidiary to, maintain its principal depository account with the Bank.

5.8 Field Audits. Without limiting the provisions of subsection 5.1 hereof, the Company will permit the Bank to audit the books and records and other assets of the Company and its Subsidiaries at such times (during normal business hours) and in such manner and detail as the Bank deems advisable in the Bank's sole discretion. It is presently contemplated that, so long as no Event of Default has occurred and is continuing hereunder, such audits will be conducted at approximately six-month intervals. In connection with any such audit or audits, the Bank shall be allowed to verify the receivables of the Company and to confirm with account debtors the validity and amount of all of the Company's accounts receivable. The Company shall promptly pay the Bank's standard audit fee in connection with any such audit (such fee is presently $750 per audit, but the Company acknowledges that such fee may be subject to adjustment from time to time in accordance with the Bank's standard practice). So long as no Event of Default has occurred and is continuing hereunder, the Company shall be obligated to pay such audit fees only in respect of the audits conducted at approximately six-month intervals as hereinabove contemplated.

Section 6.  Negative Covenants.

      So long as any of the Loans shall remain available to the Company, and until the principal of and interest on the Loans and all fees due hereunder shall have been paid in full, the Company agrees that:

6.1 Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or become or remain liable in respect of any Indebtedness, except:

      (a) Indebtedness to the Bank;

      (b) Subordinated Debt owing to the Parent Company;

      (c) Current liabilities of the Company or any Subsidiary (other than for borrowed money) incurred in the ordinary course of its business and in accordance with customary trade practices;

      (d) Existing Indebtedness, if any, of the Company or any Subsidiary referred to in Schedule 3.7 attached hereto, in not more than the respective unpaid principal amounts thereof specified in such Schedule;

      (e) Indebtedness of the Company or any Subsidiary secured as permitted by, and subject to the proviso to, subparagraph (c) of subsection 6.2;

      (f) Indebtedness of the Company or any Subsidiary in respect of guarantees to the extent permitted under subsection 6.3;

      (g) Subordinated Debt (in addition to the Subordinated Debt permitted under subparagraph (b) of this subsection 6.1), including Indebtedness in respect of the Seller Note;

      (h) Indebtedness in respect of the Bridge Note; and

      (i) Indebtedness in respect of the Tax Note, provided that the Bank, in its sole discretion, shall have consented thereto as contemplated by subsection 3.6(b) hereof.

6.2 Mortgages, Liens, etc. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist, any mortgage, lien, charge or encumbrance on, or security interest in, or pledge of, or conditional sale or other title retention agreement (including any Capital Lease) with respect to, any property or asset now owned or hereafter acquired by the Company or any Subsidiary, except:

      (a) Any lien securing Indebtedness to the Bank;

      (b) The existing mortgages and security interests referred to in Schedule
3.7 attached hereto, or any renewal, extension or refunding of any such mortgage or security interest in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding;

      (c) Purchase money mortgages, liens and other security interests, including Capital Leases, created in respect of property acquired by the Company or any Subsidiary after the date hereof or existing in respect of property so acquired at the time of acquisition thereof, provided that (i) each such lien shall at all times be confined solely to the item or items of property so acquired, and (ii) the aggregate principal amount of Indebtedness secured by all such liens shall at no time exceed $500,000;

      (d) Liens for taxes not yet delinquent or being contested in good faith as provided in subsection 5.4; liens in connection with workmen's compensation, unemployment insurance or other social security obligations; liens securing the performance of bids, tenders, contracts, surety and appeal bonds, liens to secure progress or partial payments and other liens of like nature arising in the ordinary course of business; mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith; and other liens or encumbrances incidental to the conduct of the business of the Company or any Subsidiary or to the ownership of their respective properties or assets, which were not incurred in connection with the borrowing of money or the obtaining of credit and which do not materially detract from the value of the properties or assets of the Company and its Subsidiaries or materially affect the use thereof in the operation of their business; and

      (e) Security interests in the Parent Company Subscriptions and the Company Subscriptions, including the proceeds thereof, securing the Indebtedness evidenced by the Bridge Note.

6.3 Loans, Guarantees and Investments. The Company will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or guarantee or endorse (except as a result of endorsing negotiable instruments for deposit or collection in the ordinary course of business) or otherwise assume or remain liable with respect to any obligation of, or make or own any investment in, or acquire (except in the ordinary course of business) the properties or assets of, any Person, except:

      (a) Extensions of credit by the Company or any Subsidiary in the ordinary course of business in accordance with customary trade practices;

      (b) The presently outstanding investments, loans and advances, if any, and the presently existing guarantees, if any, referred to in Schedule 3.7 attached hereto;

      (c) Marketable direct obligations of the United States of America or any department or agency thereof maturing not more than one year from the date of issuance thereof;

      (d) Certificates of deposit, repurchase agreements, money market deposits or other similar types of investments maturing not more than one year from the date of acquisition thereof and evidencing direct obligations of any bank within the United States of America the long-term debt of which is rated "Baa" or better by Moody's Investor Services, Inc. or "BBB" or better by Standard & Poor's Corporation;

      (e) Commercial paper issued by any corporation organized under the laws of the United States of America or any state thereof, rated "A-1" or better by Standard & Poor's Corporation or "P-1" or better by Moody's Investors Services, Inc., and maturing not more than nine (9) months from the date of acquisition thereof;

      (f) Loans and advances, not exceeding $200,000 in aggregate principal amount outstanding at any time, to officers and employees of the Company;

      (g) Loans and advances, not exceeding $600,000 in aggregate principal amount outstanding at any time, to HB Capital, subject to the provisions of subsection 1.11(h) hereof; and

      (h) Investments and advances made by the Company in the ordinary course of business for the purpose of opening or acquiring new offices for the conduct of its business, provided that, at the time thereof and immediately after giving effect thereto, no condition or event shall exist which constitutes, or which after notice or lapse of time or both would constitute, an Event of Default.

6.4 Restricted Payments. The Company will not directly or indirectly declare, order, pay or make any Restricted Payment or set aside any sum or property therefor if, at the time of such proposed action or immediately after giving effect thereto, any condition or event shall exist which constitutes, or which after notice or lapse of time or both would constitute, an Event of Default.

6.5 Mergers and Consolidations. The Company will not, and will not permit any Subsidiary to, enter into any merger or consolidation (other than the merger of RCG/Hagler Bailly, Inc. into the Company pursuant to the Acquisition) without the prior written consent of the Bank.

6.6 Sale of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of all or any substantial part of its properties or assets without the prior written consent of the Bank.

6.7 Issuance of Additional Shares, etc. The Company will not, and will not permit any Subsidiary to, directly or indirectly:

      (a) Issue any additional shares of its capital stock or reissue any treasury shares (or options to acquire any such shares), whether now or hereafter authorized, unless (i) in the case of shares of capital stock of the Company, such shares are issued to the Parent Company, and (ii) in the case of shares of capital stock of any Subsidiary, such shares are issued to the Company or to another Subsidiary; or

      (b) Sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock of any Subsidiary (or options to acquire any such shares).

6.8 Compliance with ERISA. The Company will make, and will cause all Affiliated Companies to make, all payments or contributions to employee benefit plans required under the terms thereof and in accordance with applicable minimum funding requirements of ERISA and the Code and applicable collective bargaining agreements. The Company will cause all employee benefit plans sponsored by any Affiliated Company to be maintained in material compliance with ERISA and the Code. The Company will not engage, and will not permit or suffer any Affiliated Company or any Person entitled to indemnification or reimbursement from the Company or any Affiliated Company to engage, in any prohibited transaction for which an exemption is not available. No Affiliated Company will terminate, or permit the PBGC to terminate, any employee benefit plan or withdraw from any multiemployer plan, in any manner which could result in material liability of any Affiliated Company.

6.9 Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any lease or other transaction with any shareholder or with any Affiliate of the Company or such shareholder, on terms that are less favorable to the Company or such Subsidiary than those which might be obtained at the time from Persons who are not such a shareholder or Affiliate.

6.10 Observance of Subordination Provisions, etc. The Company will not make, or cause or permit to be made, any payments in respect of any Subordinated Debt, in contravention of the subordination provisions contained in the evidence of such Subordinated Debt or in contravention of any written agreement pertaining thereto, nor will the Company (a) amend, modify or change in any manner any of such subordination provisions without the prior written consent of the Bank or (b) amend, modify or change in any manner adverse to the interests of the Bank any of the other provisions set forth in the agreements under which such Subordinated Debt is outstanding or contained in the evidence of such Subordinated Debt. The Company will not, without the prior written consent of the Bank, amend, modify or change, or waive or consent to the waiver of any provision of: (i) the Bridge Note or the provisions of the Purchase Agreement pertaining thereto; (ii) the Parent Company Subscriptions or the Company Subscriptions; or (iii) any other document or instrument pertaining to the matters contemplated by subsection 4.6(c) hereof.

6.11 Environmental Liabilities. The Company will not, and will not permit any Subsidiary to, violate any requirement of law, rule or regulation regarding Hazardous Materials; and, without limiting the foregoing, the Company will not and will not permit any Subsidiary or any other Person to, dispose of any Hazardous Material into or onto, or (except in accordance with applicable law) from, any real property owned, leased or operated by the Company or any Subsidiary or in which the Company or any Subsidiary holds, directly or indirectly, any legal or beneficial interest or estate, nor allow any lien imposed pursuant to any law, regulation or order relating to Hazardous Materials or the disposal thereof to be imposed or to remain on such real property, except for liens being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are being maintained on the books of the Company and its Subsidiaries.

6.12 Officer Distributions; Compensation. The Company will not, directly or indirectly:

      (a) Make or pay any Officer Distributions in respect of any fiscal year prior to the applicable Officer Distribution Date (and in no event prior to March 31, 1996);

      (b) Make or pay any Officer Distributions if, at the time thereof or immediately after giving effect thereto (i) the Company shall fail to be in compliance with any of the provisions of section 7 hereof, or (ii) any other condition or event shall exist which constitutes, or which after notice or lapse of time or both would constitute, an Event of Default;

      (c) Make or pay any Permitted Officer Distributions in respect of the fiscal year ending December 31, 1995 unless prior to the payment of any such Permitted Officer Distributions, the Company shall have deposited not less than $500,000 (from any source) with the Bank pursuant to escrow arrangements satisfactory to the Bank and its counsel, any amount so deposited (together with interest, if any, thereon) to be held by the Bank as cash collateral for the Loans (and to constitute "Collateral" for all purposes of this Agreement and the applicable Security Documents) unless and until the later of the following shall occur (whereupon such deposit and interest thereon shall be returned to the Company): (i) the date on which the Bank shall have received the financial statements, management letter (if any) and accountants' statement required by subparagraphs (a) and (c) of subsection 5.1 hereof for the fiscal year ending December 31, 1996; or (ii) the date on which the Bank shall have received the compliance certificate required by subsection 5.1(d) hereof for such fiscal year
(A) demonstrating compliance
by the Company with the provisions of section 7 hereof, and (B) certifying that no Event of Default has occurred; or

      (d) Permit or otherwise consent to any amendment, modification or waiver of the provisions of sections 7 or 8 of the Stockholders Agreement dated May 15, 1995 among the Parent Company and the Parent Company Shareholders.

Section 7.  Financial Covenants.

      So long as any of the Loans shall remain available to the Company, and until the principal of and interest on the Loans and all fees due hereunder shall have been paid in full, the Company agrees that:

7.1 Capital Base. The Company will not at any time permit: (a) Company Capital Base to be less than $3,000,000; or (b) Capital Base to be less than $3,000,000, which minimum Capital Base amount shall increase by $200,000 at the end of each fiscal quarter of the Company through and including the fiscal quarter ending December 31, 1999, and which minimum amount shall further increase by an amount equal to 75% of the net proceeds of any issue of equity securities by the Company or the Parent Company (other than equity securities issued to then existing shareholders of the Company or the Parent Company) occurring prior to the payment in full of the Term Loan, such increase in the minimum amount hereunder to be effective as of the date of any such issue of equity securities.

7.2 Current Ratio. The Company will not permit Current Assets to be less than:
(a) 100% of Current Liabilities at any time from the date hereof through December 31, 1996; (b) 110% of Current Liabilities at any time from January 1, 1997 through December 31, 1998; or (c) 125% of Current Liabilities at any time after December 31, 1998.

7.3 Adjusted Net Operating Income. The Company will not permit Adjusted Net Operating Income for any twelve-month period ending on the last day of any fiscal quarter of the Company occurring during the fiscal years set forth below to be less than the respective amounts indicated:

================================================================================

        During Fiscal Year            Minimum Amount of Adjusted
        Ending December 31,              Net Operating Income
        -------------------              --------------------
               1995                           $4,500,000
               1996                            4,750,000
               1997                            5,000,000
               1998                            5,250,000
               1999                            5,500,000
               2000                            5,750,000

================================================================================

7.4 Funded Debt; Net Operating Income. The Company will not permit the aggregate principal amount of Funded Debt outstanding at any time during any fiscal quarter of the Company occurring in the fiscal years set forth below to be greater than the respective percentages indicated of Net Operating Income for any twelve-month period ending on the last day of such fiscal quarter:

================================================================================

                                       Funded Debt as a Maximum
        During Fiscal Year                Percentage of Net
        Ending December 31,                Operating Income
        -------------------                ----------------
               1995                              450%
               1996                              350%
               1997                              275%
               1998                              200%
               1999                              200%
               2000                              200%

================================================================================

7.5 Debt Service Coverage. The Company will not permit Net Operating Income for any twelve-month period ending on the last day of any fiscal quarter occurring in the fiscal years set forth below to be less than the respective percentages of Pro Forma Debt Service indicated:

================================================================================

                                      Net Operating Income as a
        During Fiscal Year            Minimum Percentage of Pro
        Ending December 31,               Forma Debt Service
        -------------------               ------------------
               1995                             125%
               1996                             125%
               1997                             125%
               1998                             150%
               1999                             150%
               2000                             150%

================================================================================

7.6 Senior Liabilities; Adjusted Capital Base. The Company will not permit the aggregate amount of Senior Liabilities outstanding at any time during the fiscal years of the Company set forth below to exceed the respective percentages of Adjusted Capital Base indicated:

================================================================================

                                   Senior Liabilities as a Maximum
            Fiscal Year                 Percentage of Adjusted
        Ending December 31,                  Capital Base
        -------------------                  ------------
               1995                              180%
               1996                              170%
               1997                              150%
               1998                              130%
               1999                              120%
               2000                              120%

================================================================================

7.7 Billability. The Company will not permit Billability to be less than 55% at any time.

Section 8.  Defaults; Remedies.

8.1 Events of Default; Acceleration. If any of the following events (each an "Event of Default") shall occur:

      (a) The Company shall default in the payment of principal of or interest on any Loan or any other fee due hereunder for more than five (5) days after the same becomes due and payable, whether at maturity or at a date fixed for the payment of any installment or prepayment thereof or otherwise; or

      (b) The Company shall default in the performance of or compliance with any term contained in sections 6 or 7; or

      (c) The Company shall default in the performance of or compliance with any term contained herein other than those referred to above in this section 8 and such default shall not have been remedied within 30 days after written notice thereof shall have been given to the Company by the Bank; or

      (d) The Company, any Subsidiary or any shareholder of the Company which is a party to any of the Security Documents shall default in the performance of or compliance with any term contained in the Security Documents or in the performance of or compliance with any term contained in any other written agreement with the Bank, and such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto; or

      (e) Any material representation or warranty made by the Company herein or pursuant hereto shall prove to have been false or incorrect in any material respect when made; or

      (f) The Company or any Subsidiary shall default in any payment due on any Indebtedness in respect of borrowed money, any Capital Lease or the deferred purchase price of property (if the aggregate outstanding principal amount of all such Indebtedness in default shall exceed $100,000) and such default shall continue for more than the period of grace, if any, applicable thereto, or in the performance of or compliance with any term of any evidence of such Indebtedness or of any mortgage, indenture or other agreement relating thereto, and any such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto; or

      (g) The Company or any Subsidiary shall discontinue its business or shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as such debts become due, or shall apply for or consent to the appointment of or taking possession by a trustee, receiver or liquidator (or other similar official) of the Company or such Subsidiary or any substantial part of the property of the Company or such Subsidiary, or shall commence a case or have an order for relief entered against it under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or if the Company or any Subsidiary shall take any action to dissolve or liquidate the Company or such Subsidiary; or

      (h) If, within 30 days after the commencement against the Company or any Subsidiary of a case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, such case shall have been consented to or shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company and such Subsidiary stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if within 30 days after the entry of a decree appointing a trustee, receiver or liquidator (or other similar official) of the Company or any Subsidiary or any substantial part of the property of the Company or such Subsidiary, such appointment shall not have been vacated; or

      (i) A final judgment which, with other outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $100,000 shall be rendered against the Company or any Subsidiary and if, within 60 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 60 days after the expiration of any such stay, such judgment shall not have been discharged, or if any such judgment shall not be discharged forthwith upon the commencement of proceedings to foreclose any lien, attachment or charge which may attach as security therefor and before any of the property or assets of the Company or any Subsidiary shall have been seized in satisfaction thereof; or

      (j) If the Parent Company Shareholders shall, during any calendar year, sell or otherwise dispose of 20% of more of the outstanding shares of capital stock of the Parent Company owned by them in the aggregate at the beginning of such calendar year (other than the repurchase of shares by the Parent Company from the estates of deceased shareholders pursuant to repurchase agreements in effect from time to time between the Parent Company and its shareholders); or

      (k) If Henri-Claude Bailly shall for any reason, including death or disability, cease to be, or cease to perform on a full-time basis the duties of, the chief executive officer of the Company, and within 90 days thereafter a successor chief executive officer reasonably acceptable to the Bank (the name of any such successor executive officer to be substituted in this subparagraph (k) in place of the name of said Henri-Claude Bailly) shall not have been appointed and assumed his or her duties as chief executive officer of the Company; or

      (l) If the Parent Company shall cease to own all of the outstanding shares of capital stock of the Company; or

      (m) If the Parent Company Subscriptions, the Company Subscriptions and the Bridge Note are not paid in full by June 30, 1995;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, any of the following actions may be taken. The Bank may by written notice to the Company, (i) declare the principal of and accrued interest in respect of the Notes to be forthwith due and payable, whereupon the principal of and accrued interest in respect of the Notes (together with any LIBOR Premium applicable thereto) shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, and/or (ii) terminate the Revolving Commitment to make any or all of the Revolving Credit Loans hereunder, whereupon said Revolving Commitment of the Bank hereunder shall forthwith terminate without any other notice of any kind. If any Event of Default of the character described in subparagraphs (g) or (h) of this subsection 8.1 with respect to the Company shall occur, the principal of and accrued interest in respect of the Notes (together with any LIBOR Premium applicable thereto) shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, and (ii) the Revolving Commitment of the Bank to make Revolving Credit Loans hereunder shall forthwith terminate without notice of any kind.

8.2 Remedies on Default, etc. In case any one or more Events of Default shall occur and be continuing, the Bank may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Security Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default in the payment of any principal of or interest on any Note, or in the payment of any fee due hereunder, the Company will pay to the Bank such further amount as shall be sufficient to cover the cost and expense of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of the Bank in exercising any right shall operate as a waiver thereof or otherwise prejudice the Bank's rights. No right conferred hereby or by any Note or Security Document upon the Bank shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

Section 9. Definitions. As used herein the following terms have the following respective meanings:

            Acquisition: the acquisition by the Company of the business and all of the properties and assets of RCG/Hagler Bailly, Inc. by way of the purchase from the Seller of all of the outstanding shares of capital stock of RCG/Hagler Bailly, Inc. pursuant to the Purchase Agreement and the concurrent merger of RCG/Hagler Bailly, Inc. into the Company.

            Adjusted Capital Base: at any time, the sum of (a) Capital Base and
(b) the aggregate principal amount of all Subordinated Debt of the Company then outstanding, all as determined on an Adjusted Consolidated Basis.

            Adjusted Consolidated Basis: as applied to any calculation hereunder, a calculation based on a consolidation which includes the Parent Company, HB Capital (so long as HB Capital is a wholly-owned subsidiary of the Parent Company and the guaranty referred to in subsection 1.11(h) hereof continues in full force and effect), the Company and the Subsidiaries, but which excludes any other subsidiary or Affiliate of the Parent Company or HB Capital, and which is otherwise in accordance with generally accepted accounting principles.

            Adjusted Net Operating Income: for any period, Net Operating Income for such period, after restoring thereto amounts deducted for Discretionary Payments (without double counting Bonus Recapture, if any, included in Net Operating Income) in respect of such period, all as determined on an Adjusted Consolidated Basis.

            Affiliate: as applied to any Person, a spouse or relative of such Person, any member, director or officer of such Person, any corporation, association, firm or other entity of which such Person is a member, director or officer, and any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

            Affiliated Company:  the meaning specified in subsection 3.13.

            Available Commitment:  the meaning specified in subsection 1.4(a).

            Bank: the meaning specified at the beginning of this Agreement.

            Banking Day: the meaning specified in subsection 2.2.

            Billability: at any time, the quotient (expressed as a percentage) of (a) Total Billable Hours for the most recently ended fiscal quarter of the Company, divided by (b) Theoretical Billing Capacity for such period.

            Bonus Recapture: as of the end of each fiscal year of the Company, the amount, if any, by which (a) Bonus Reserves exceeds (b) Permitted Officer Distributions.

            Bonus Reserves: as applied to any fiscal year of the Company, the amount deducted in the computation of Net Income for such fiscal year in respect of reserves established on the books of the Company for Officer Distributions.

            Borrowing Base: an amount equal to 80% of Eligible Receivables, provided that prior to March 31, 1997, the Borrowing Base shall be equal to 70% of Eligible Receivables during any period in which the Available Commitment is permitted to exceed $3,500,000 in accordance with subsection 1.4(d) hereof.

            Borrowing Base Certificate: the meaning specified in subsection 5.1(e).

            Bridge Note: the promissory note of the Company issued to the Seller in the principal amount of $431,280 pursuant to the terms of the Purchase Agreement which promissory note is due and payable not later than June 30, 1995, subject to the distribution for the account of certain of the Parent Company Shareholders of not less than $431,280 from certain profit sharing plans maintained by the Seller or its Affiliates, all in accordance with the provisions of the Purchase Agreement.

            Capital Base: the sum of the following (determined on an Adjusted Consolidated Basis): (a) shareholders' equity of the Parent Company and its subsidiaries; (b) prior to June 30, 1995 (but not thereafter), the amount of the Parent Company Subscriptions; and (c) amounts reserved on the books of the Parent Company and its subsidiaries for the payment of bonuses and profit sharing to professionals and employees who are shareholders of the Parent Company.

            Capital Expenditure: any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with generally accepted accounting principles would be added as a debit to the fixed asset account of the Person making such expenditure, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by generally accepted accounting principles to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

            Capital Lease: any lease of property (real, personal or mixed) which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

            Closing:  the meaning specified in subsection 1.2(b).

            Code:  the meaning specified in subsection 3.13.

            Collateral:  the meaning specified in subsection 1.11.

            Commitment Fee:  the meaning specified in subsection 1.8.

            Company:  the meaning specified at the beginning of this Agreement.

            Company Capital Base: the sum of (a) the shareholders' equity of the Company, determined in accordance with generally accepted accounting principles; and (b) prior to June 30, 1995 (but not thereafter), the amount of the Company Subscriptions.

            Company Sale Prepayment: any prepayment of the Loans, in whole or in part, made concurrently with and/or from the proceeds of any sale of all or any substantial part of the business and properties and assets of the Company or the Parent Company or the sale of all or any substantial part of the shares of capital stock of the Company or the Parent Company.

            Company Subscriptions: the irrevocable subscription or subscriptions of the Parent Company to purchase shares of common stock of the Company for an aggregate purchase price of $431,280, the proceeds of which are to be applied by the Company promptly upon receipt thereof to the payment in full of the Bridge Note.

            Current Assets: all assets of the Parent Company and its subsidiaries which may be properly classified as current assets in accordance with generally accepted accounting principles, determined on an Adjusted Consolidated Basis, provided that Current Assets shall not include any amounts attributable to services or other work in process which has not been billed to clients.

            Current Liabilities: all liabilities of the Parent Company and its subsidiaries which may be properly classified as current liabilities in accordance with generally accepted accounting principles, determined on an Adjusted Consolidated Basis, provided that Current Liabilities shall include the unpaid principal of the Revolving Credit Loans (whether or not due within 12 months).

            Discretionary Payments: for any period, the aggregate amount of all bonuses and other discretionary payments, including profit sharing, incentive compensation or similar arrangements, reimbursement of expenses and the like, accrued or payable by the Parent Company and its subsidiaries, determined on an Adjusted Consolidated Basis, to officers and management employees in respect of such period (whether or not the actual payment thereof is made during such period or during a subsequent period).

            Eligible Foreign Clients: clients of the Company whose place of business is outside of the United States of America, but whose obligations to the Company are payable in U.S. dollars and are funded, underwritten or otherwise supported by an international financial development or investment institution which is included in the international listing of Thompson Bank Directory and whose long term debt is rated "AAA" by Thompson Bank Watch and whose short term debt is rated "TBW-1" by Thompson Bank Watch (where such rating may apply).

            Eligible Receivables: the gross amount, as reflected on the Company's books in accordance with generally accepted accounting principles consistently applied, of outstanding accounts receivable of the Company with respect to amounts due in the ordinary course of the

Company's business from account debtors whose principal place of business is within the United States of America and from Eligible Foreign Clients, which amounts have been invoiced to account debtors and are not outstanding more than 90 days past the invoice date (it being acknowledged by the Company that a reinvoiced amount to the same account debtor shall be deemed outstanding from the date of the original invoice therefor), as to which the Bank has a valid and perfected first priority security interest under all applicable law and as to which the Company has furnished reasonably detailed information to the Bank in a Borrowing Base Certificate, determined after deducting from the aggregate amount thereof (i) all payments, adjustments and credits of all kinds against such accounts receivable, and (ii) all amounts due thereon considered by and in the reasonable discretion of the Bank to be uncollectible by reason of rejection or other disputes, insolvency of the account debtor (however evidenced), or any other legitimate reason and further excluding any accounts receivable arising out of transactions with Affiliates of the Company or with respect to which there shall exist any deposits, liens (including liens securing any bonds), payables, discounts, retentions, aged credit balances or other similar offsets or reductions, all as determined by the Lender in its reasonable discretion. Without limiting the foregoing, it is expressly agreed that in the event fifty percent (50%) or more of the accounts receivable owed by any account debtor (including Affiliates of such account debtor) are more than 120 days past the invoice date, then none of the accounts receivable owing by such account debtor or by any Affiliate of such account debtor shall constitute Eligible Receivables.

            ERISA: the meaning specified in subsection 3.13.

            Event of Default: the meaning specified in section 8.

            Excess Cash Flow: for any fiscal year of the Company, Net Operating Income for such fiscal year, minus (without duplication of deductions) the sum of (a) all Capital Expenditures made during such fiscal year (except for Capital Expenditures made from the proceeds of Total Debt, other than the Loans); (b) all payments made during such fiscal year in respect of the principal of or interest on Total Debt; and (c) the amount of all taxes in respect of income and profits paid during such fiscal year, all as determined on an Adjusted Consolidated Basis.

            Expiration Date: May 31, 1997, or such later date or dates as may be established by mutual agreement of the Company and the Bank as hereinafter provided. Not earlier than 90 days, nor later than 60 days, prior to the Extension Agreement Date (as hereinafter defined), the Company may by written notice to the Bank request that the Expiration Date then in effect hereunder be extended for an additional period of one (1) year. Upon the receipt of any such request, the Bank shall notify the Company in writing not later than 15 days prior to the Extension Agreement Date whether or not the Bank is willing to extend the Expiration Date as so requested. If the Bank so notifies the Company that it is willing to extend the Expiration Date as requested, the parties shall enter into a written agreement extending the Expiration Date for an additional period of one (1) year. If the Bank is unwilling to extend the Expiration Date as so requested, or if the Bank shall fail to respond to the Company's request as aforesaid, the

Revolving Commitment shall expire on the Expiration Date then in effect and the entire unpaid principal of and interest on the Revolving Credit Loans shall be due and payable on such Expiration Date. Nothing herein shall be deemed to constitute an obligation or commitment on the part of the Company or the Bank to agree to any such extension of the Expiration Date, the entering into of any such agreement to be within the respective discretion of each of them. For purposes of this definition, the term "Extension Agreement Date" shall mean, at any time, the date which is one year prior to the Expiration Date then in effect hereunder.

            Funded Debt: at any time, the aggregate principal amount of all outstanding Indebtedness, (without duplication) of the Parent Company and its subsidiaries (including Subordinated Debt of the Company), determined in accordance with generally accepted accounting principles on an Adjusted Consolidated Basis, which Indebtedness matures twelve months or more from the date of creation thereof, which is directly or indirectly renewable or extendable at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date twelve months or more from the date of creation thereof, or which is incurred under a revolving credit, line of credit or similar agreement obligating the lender or lenders to extend credit over a period of twelve months or more, provided that, for purposes of this definition, "Funded Debt" shall include an amount equal to the outstanding principal of the Revolving Credit Loans (whether or not due within twelve months) minus the amount of all net collected cash balances maintained by the Company on deposit in demand deposit accounts with the Bank at such time.

            Hazardous Material: (a) any asbestos or insulation or other material composed of or containing asbestos and (b) any petroleum product and any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any other applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

            HB Capital: HB Capital, Inc., a Delaware corporation.

            Indebtedness: as applied to any Person, (i) all items (except items of capital or surplus or of retained earnings) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date of which Indebtedness is to be determined, including any Capital Lease, (ii) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (iii) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contributions or otherwise) or otherwise to become directly or indirectly liable.

            Interest Expense: for any period, the aggregate amount (determined in accordance with generally accepted accounting principles on an Adjusted Consolidated Basis) of interest paid or payable during such period by the Parent Company and its subsidiaries in respect of all Indebtedness for borrowed money, Capital Leases and the deferred purchase price of property.

            Licenses: the meaning specified in subsection 3.5.

            Loan or Loans: the meanings specified in subsection 1.4(a).

            Net Income: net income (or loss), excluding extraordinary items, of the Parent Company and its subsidiaries for the period in question, determined in accordance with generally accepted accounting principles on an Adjusted Consolidated Basis.

            Net Operating Income: for any period, Net Income for such period (after giving effect to the deduction of any Discretionary Payments in the computation of Net Income for such period), after restoring thereto amounts deducted for (a) depreciation and amortization; (b) Interest Expense (less any interest income included in the calculation of Net Income for such period); and
(c) taxes in respect of income and profits paid during such period, all as determined on an Adjusted Consolidated Basis. As applied to any fiscal year of the Company, Net Operating Income shall also include the amount of any Bonus Recapture attributable to such fiscal year.

            Note or Notes:  the meanings specified in subsection 1.5.

            Officer Distribution Date: as applied to any fiscal year of the Company, the later to occur of the following: (a) the date on which the Bank shall have received the financial statements, management letter (if any) and accountants' statement required by subparagraphs (a) and (c) of subsection 5.1 hereof for such fiscal year; or (b) the date on which the Bank shall have received the compliance certificate required by subsection 5.1(d) hereof for such fiscal year (i) demonstrating compliance by the Company with the provisions of section 7 hereof, (ii) certifying that no Event of Default has occurred, and
(iii) setting forth the amount of any Bonus Recapture for such fiscal year.

            Officer Distributions: cash payments to officers of the Company in respect of bonuses, incentive compensation or similar arrangements.

            Parent Company: Hagler Bailly, Inc., a Delaware corporation.

            Parent Company Shareholders: the meaning specified in subsection
3.14.

            Parent Company Subscriptions: the irrevocable subscriptions of certain of the Parent Company Shareholders to purchase shares of common stock of the Parent Company for an aggregate purchase price of $431,280, the proceeds of which are to be applied by the Parent Company promptly upon receipt thereof to the payment in full of the Company Subscriptions.

            PBGC: the meaning specified in subsection 3.13.

            Permitted Officer Distributions: as applied to any fiscal year of the Company, the amount of Officer Distributions which may be made by the Company in respect of such fiscal year in compliance with the provisions of subsection 6.12(b) hereof.

            Person: a corporation, an association, a partnership, a joint venture, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            Prepayment Premium: as applied to any Company Sale Prepayment or Refinancing Prepayment, an amount equal to the product of (i) the principal amount of the Loans so prepaid, multiplied by (ii) a percentage applicable in accordance with the following table, depending upon the twelve-month period in which such prepayment occurs:

================================================================================

        During Fiscal Year
        Ending December 31,                    Premium
        -------------------                    -------
               1995                              1.5%
               1996                              1.0%
               1997                              0.5%
        1998 and thereafter                      None

================================================================================

            Prime Rate: the per annum rate of interest announced from time to time by the Bank as its "prime rate".

            Pro Forma Debt Service: the maximum aggregate amount (determined in accordance with generally accepted accounting principles on an Adjusted Consolidated Basis) of principal, premium, if any, and interest payable or guaranteed by the Parent Company and its subsidiaries for the period of four (4) consecutive fiscal quarters immediately following the date as of which Pro Forma Debt Service is to be determined in respect of all Total Debt outstanding on such date, adjusted to give effect to any immediately proposed incurrence or retirement of Total Debt. For purposes of this definition, interest on any Indebtedness which is payable at a floating or variable rate shall be determined on the basis of the interest rate in effect on the date as of which Pro Forma Debt Service is to be determined.

            Purchase Agreement: the Sale Agreement dated as of May 25, 1995 between the Company and the Seller, providing for the Acquisition.

            Restricted Payment: (a) any dividend or other distribution, direct or indirect, on or on account of any shares of any class of stock of the Company now or hereafter outstanding (other than a dividend consisting of the shares of capital stock of Capital to the Parent Company pursuant to the Acquisition), and
(b) any redemption, purchase or other acquisition, direct or indirect, of any shares of any class of stock of the Company now or hereafter outstanding or of any warrants or rights to purchase any such stock (including without limitation the repurchase of any such stock or warrant or any refund of the purchase price thereof in connection with the exercise by the holder thereof of any right of rescission or similar remedies with respect thereto).

            Revolving Commitment:  the meaning specified in subsection 1.1.

            Revolving Credit Loan or Loans: the meanings specified in subsection 1.4(a).

            Revolving Credit Note:  the meaning specified in subsection 1.5.

            Security Documents: the meaning specified in subsection 1.11.

            Seller:  RCG International, Inc.

            Seller Note: the 9.5% subordinated note due May 15, 2001 of the Company issued to the Seller in the principal amount of $4,650,000 pursuant to the terms of the Purchase Agreement.

            Senior Liabilities: all liabilities of the Parent Company and its subsidiaries, determined in accordance with generally accepted accounting principles on an Adjusted Consolidated Basis, other than Subordinated Debt of the Company.

            Subordinated Debt: (a) the existing Indebtedness of the Company which is designated as "Subordinated Debt" in Schedule 3.7 attached hereto, (b) Indebtedness in respect of the Seller Note and (c) any other Indebtedness of the Company consented to in writing by the Bank which matures in its entirety later than the Term Loan and by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Debt) is made subordinate and junior in right of payment to the Loans and to the Company's other obligations to the Bank hereunder and under the Notes by provisions satisfactory in form and substance to the Bank and its counsel. As used in the Agreement, the term "Subordinated Debt" shall not be deemed to include any Indebtedness (whether or not subordinated) of the Parent Company, HB Capital or any subsidiary of either of them, other than the Company.

            Subsidiary: any corporation of which more than 50% of the outstanding Voting Stock (other than director's qualifying shares) is at the time owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

            Tax Note: the meaning specified in subsection 3.6(b).

            Term Loan: the meaning specified in subsection 1.2(a).

            Term Note: the meaning specified in subsection 1.3.

            Theoretical Billing Capacity: for any fiscal quarter of the Company, the amount accrued on the Company's books for payroll expense for such period in respect of all employees of the Company.

            Total Billable Hours: for any fiscal quarter of the Company, the amount accrued on the Company's books for billable services rendered to clients by professionals and employees of the Company during such period.

            Total Debt: all Indebtedness of the Parent Company and its subsidiaries (without duplication) in respect of borrowed money, Capital Leases and the deferred purchase price of property, including Subordinated Debt of the Company, all as determined on an Adjusted Consolidated Basis.

            Transaction Fee:  the meaning specified in subsection 1.7.

            Voting Stock: stock having ordinary voting power to elect a majority of the board of directors of the corporation in question, irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency.

Section 10. Setoffs, etc. If the Company becomes insolvent, howsoever evidenced, or any Event of Default occurs, any Indebtedness from the Bank to the Company or any Subsidiary may, without regard to the value of the Collateral, be offset and applied toward the payment of any Indebtedness from the Company to the Bank, whether or not such Indebtedness, or any part thereof shall then be due.

Section 11.  Expenses; Indemnification.

      (a) Whether or not the transactions contemplated hereby shall be consummated, the Company agrees (i) to pay all reasonable expenses, including reasonable fees and disbursements of counsel for the Bank, which the Bank has incurred or may hereafter incur in connection with the preparation of this Agreement, the Security Documents, the Notes and all other documents related hereto (including any amendment, consent or waiver hereafter requested by the Company hereunder or thereunder) and the transactions contemplated hereby or the enforcement of the rights of the Bank hereunder or under the Notes or the Security Documents in the event of a default hereunder or thereunder, (ii) to pay all taxes and fees (including interest and penalties, but excluding taxes on the net income of the Bank), including, without limitation, all recording and filing fees, transfer and documentary stamp and similar taxes, which may be payable in respect of the execution and delivery of this Agreement, the Security Documents, the Notes and all other documents related hereto (including any amendment, consent or waiver hereafter requested by the Company hereunder or thereunder) and to indemnify the Bank and hold the Bank harmless against any loss or liability resulting from non-payment or delay in payment of any such tax, and (iii) to pay the Bank's audit fee in the amount of $750 for the field audit conducted by the Bank in connection with the Company's application for credit hereunder.

      (b) The Company will indemnify the Bank, its directors, officers and employees and each other Person, if any, who controls the Bank, and will hold the Bank and such other Persons harmless from and against any and all claims, damages, losses, liabilities, judgments and expenses (including without limitation all reasonable fees and expenses of counsel and all expenses of litigation or preparation therefor) which the Bank or such other Persons may incur or which may be asserted against the Bank or such other Persons in connection with or arising out of any investigation, litigation or proceeding involving the Company or any shareholder or any Affiliate of the Company or any such shareholder (including compliance with or contesting of any subpoenas or other process issued against the Bank, or any director, officer or employee of the Bank, or any Person, if any, who controls the Bank in any proceeding involving the Company or any shareholder or any Affiliate of the Company or any such shareholder), whether or not the Bank is party thereto, other than claims, damages, losses, liabilities or judgments with respect to any matter as to which the Bank or such other Person seeking indemnity shall have been finally adjudicated not to have acted in good faith. Promptly upon receipt by any indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the Company hereunder, notify the Company in writing of the commencement thereof.

Section 12. Waivers. The Bank's failure to insist upon the strict performance of any term, condition or other provision of this Agreement, the Security Documents or the Notes or to exercise any right or remedy hereunder or thereunder shall not constitute a waiver by the Bank of any such term, condition or other provision or default or Event of Default in connection therewith; and any waiver of any such term, condition or other provision or of any such default or Event of Default shall not affect or alter this Agreement, the Security Documents or the Notes, and each and every term, condition and other provision of this Agreement, the Security Documents and the Notes shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent default or Event of Default in connection therewith.

Section 13.  Miscellaneous.

13.1  Notices, etc.

      (a) All notices (other than notices in respect of borrowings and prepayments, but including requests for extension of the Expiration Date) and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopier or by first class mail, postage prepaid, as follows:

            (i)  If to the Bank:

                 State Street Bank and Trust Company
                 225 Franklin Street
                 Boston, Massachusetts 02110
                 Attention:  Linda A. Moulton
                             Vice President
                 Telecopier no.:  617-654-4176

                 with a copy to:

                 Allen M. Bornheimer, Esquire
                 Choate, Hall & Stewart
                 Exchange Place
                 53 State Street
                 Boston, Massachusetts  02109
                 Telecopier no.:  617-248-4000

            (ii) If to the Company:

                 Hagler Bailly Consulting, Inc.
                 1530 Wilson Boulevard
                 Suite 900
                 Arlington, Virginia  22209-2406
                 Attention:  Daniel M. Rouse
                            Vice President and
                            Chief Financial Officer
                 Telecopier no.:  703-351-0342

                 with a copy to:

                 Pepper, Hamilton & Scheetz
                 300 Two Logan Square
                 18th and Arch Streets
                 Philadelphia, PA  19103-2799
                 Attention:  Cary S. Levinson, Esq.

                 Telecopier no.:  215-981-4750

or to such other address or addresses as the party to whom such notice is directed may have designated in writing to the other party hereto. A notice shall be deemed to have been given upon the earlier to occur of (i) three (3) days after the date on which it is deposited in the U.S. mails or (ii) receipt by the party to whom such notice is directed.

      (b) Notices to the Bank in respect of borrowings and prepayments of the Loans shall be delivered in accordance with the applicable provisions hereof, addressed to the Bank at:

                 State Street Bank and Trust Company
                 225 Franklin Street
                 Boston, Massachusetts 02110
                 Attention:  Sheila Metcalf
                 Telephone no.:  617-654-3661
                 Telecopier no.:  617-654-3178
                 Telex: 200139
                 Call Back:  STATE UR

or to such other address as the Bank may designate in writing to the Company.

13.2 Calculations, etc. Calculations hereunder shall be made and financial data required hereby shall be prepared, both as to classification of items and as to amounts, in accordance with generally accepted accounting principles and practices which principles and practices shall be consistently applied and in conformity with those used in the preparation of the financial statements referred to herein.

13.3 Survival of Agreements, etc. This Agreement shall inure to the benefit of the Bank and its successors and assigns including any subsequent holder or holders of the Notes, and the term "Bank" shall include any such holder or holders whenever the context permits. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.4 Counterparts, etc. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

13.5 Entire Agreement, etc. This Agreement constitutes the entire contract between the parties hereto and shall supersede and take the place of any other instrument purporting to be an agreement of the parties hereto relating to the transactions contemplated hereby. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom any waiver, change, modification or discharge is sought.

13.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the Notes, including the validity thereof and the rights and obligations of the parties hereunder and thereunder, shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts. The Company, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in the Commonwealth of Massachusetts and consents to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or under the Notes or with respect to the transactions contemplated hereby or thereby, and expressly waives any and all objections it may have as to venue in any such courts. The Company further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address provided in subsection 13.1 or as otherwise provided under the laws of the Commonwealth of Massachusetts. The Company irrevocably waives all right to a trial by jury in any proceeding hereafter instituted by or against the Company in respect of this Agreement, the Notes, the Security Documents, or any other documents executed in connection herewith or therewith.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument as of the date first above written.

                                   HAGLER BAILLY CONSULTING, INC.


                                   By  /s/ Henri-Claude A. Bailly    President
                                     ------------------------------------------
                                                                      (Title)

                                   STATE STREET BANK AND TRUST COMPANY


                                   By  /s/ Linda M. Moulton      Vice President
                                     ------------------------------------------
                                                                    (Title)

                                                                     EXHIBIT A

                              [Form of Term Note]

                        HAGLER BAILLY CONSULTING, INC.

                                   Term Note

$7,000,000

                              Boston, Massachusetts

                               ____________, 1995

            HAGLER BAILLY CONSULTING, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to STATE STREET BANK AND TRUST COMPANY (the "Bank"), or order, the principal amount of Seven Million Dollars ($7,000,000), payable in twenty-two (22) consecutive quarterly installments of principal as follows: two (2) installments each in the amount of $250,000, payable on September 30 and December 31, 1995; four (4) installments each in the amount of $295,000, payable on March 31, June 30, September 30 and December 31, 1996; four (4) installments each in the amount of $322,250, payable on March 31, June 30, September 30 and December 31, 1997; four (4) installments each in the amount of $352,000, payable on March 31, June 30, September 30 and December 31, 1998; four (4) installments each in the amount of $384,500, payable on March 31, June 30, September 30 and December 31, 1999; and four (4) installments each in the amount of $271,250, payable on March 31, June 30, September 30 and December 31, 2000; with interest on the unpaid principal amount hereof at the rate or rates specified in the Credit Agreement referred to below, payable on the dates specified in the Credit Agreement and at maturity (whether by acceleration or otherwise); provided that, if the Company shall fail to make any payment of principal of or interest on this Note, when due, whether at maturity or at a date fixed for the payment of any installment or prepayment thereof or by declaration, acceleration or otherwise, the Company shall pay to the holder of this Note on demand by such holder, interest on such unpaid principal and (to the extent permitted by law) on such unpaid interest from the date due until paid in full at a rate per annum equal to four percent (4%) above the rate otherwise applicable hereunder; provided, further that in no event shall the amount contracted for and agreed to be paid by the Company as interest on this Note exceed the highest lawful rate permissible under any law applicable hereto.

            This Note evidences a term loan under and is subject to the provisions of a certain Credit Agreement dated as of May 17, 1995 (as amended from time to time, the "Credit Agreement") by and between the Company and the Bank. The holder of this Note is entitled to the benefits of the Credit Agreement and to the benefits of the Security Documents referred to therein. Neither this reference to such Credit Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Company to pay the principal of and interest on this Note as provided herein. All payments of principal of and interest on this Note shall be payable in immediately available funds at the address of the Bank set forth in the Credit Agreement. Capitalized terms used herein without definition which are defined in the Credit Agreement shall have the meanings ascribed to them in the Credit Agreement.

            This Note is subject to prepayment in whole or in part, in certain circumstances with a premium and in other circumstances without a premium, and to acceleration on default at the times and in the manner specified in the Credit Agreement. The maker and all endorsers of this Note hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

            This Note is governed by the laws of the Commonwealth of Massachusetts and is executed as a sealed instrument as of the date first above written.

                         HAGLER BAILLY CONSULTING, INC.

                         By_________________________________
                                   (Title)

                                                                     EXHIBIT B

                       [Form of Revolving Credit Note]

                        HAGLER BAILLY CONSULTING, INC.

                             Revolving Credit Note

$4,500,000                                               Boston, Massachusetts
                                                           _____________, 1995

            HAGLER BAILLY CONSULTING, INC. , a Delaware corporation (the "Company"), for value received, hereby promises to pay to STATE STREET BANK AND TRUST COMPANY (the "Bank"), or order, on or before the Expiration Date (as defined in the Credit Agreement referred to below), the principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) or such lesser amount as may at the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all revolving credit loans made by the Bank to the Company pursuant to the Credit Agreement, with interest on the unpaid principal amount hereof at the rate or rates specified in the Credit Agreement, payable on the dates specified in the Credit Agreement and at maturity (whether by acceleration or otherwise); provided that, if the Company shall fail to make any payment of principal of or interest on this Note, when due, whether at maturity or at a date fixed for the payment of any installment or prepayment thereof or by declaration, acceleration or otherwise, the Company shall pay to the holder of this Note on demand by such holder, interest on such unpaid principal and (to the extent permitted by law) on such unpaid interest from the date due until paid in full at a rate per annum equal to four percent (4%) above the rate otherwise applicable hereunder; provided, further that in no event shall the amount contracted for and agreed to be paid by the Company as interest on this Note exceed the highest lawful rate permissible under any law applicable hereto.

            This Note evidences a revolving credit loan or loans under, and is subject to the provisions of, a certain Credit Agreement dated as of May 17, 1995 (as amended from time to time, the "Credit Agreement") by and between the Company and the Bank. The holder of this Note is entitled to the benefits of the Credit Agreement and to the benefits of the Security Documents referred to therein. Neither this reference to such Credit Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Company to pay the principal of and interest on this Note as provided herein. All payments of principal of and interest on this Note shall be payable in immediately available funds at the address of the Bank set forth in the Credit Agreement. Capitalized terms used herein without definition which are defined in the Credit Agreement shall have the meanings ascribed to them in the Credit Agreement.

            This Note is subject to prepayment in whole or in part, in certain circumstances with a premium and in other circumstances without a premium, and to acceleration on default at the times and in the manner specified in the Credit Agreement. The maker and all endorsers of this Note hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

            This Note is governed by the laws of the Commonwealth of Massachusetts and is executed as a sealed instrument as of the date first above written.

                         HAGLER BAILLY CONSULTING, INC.

                         By_________________________________
                                   (Title)

                                                                     EXHIBIT D

                         HAGLER BAILLY CONSULTING, INC

                          Borrowing Base Certificate

To:

                                   State Street Bank and Trust Company

                                   225 Franklin Street

                                   Boston, Massachusetts 02110

                                   Attention:
                                   Linda A. Moulton

                                   Vice President

Ladies and Gentlemen:

            Pursuant to subsection 5.1(e) of the Credit Agreement dated as of May 17, 1995 (the "Credit Agreement"), by and between State Street Bank and Trust Company (the "Bank") and Hagler Bailly Consulting, Inc. (the "Company"), set forth below is a computation of the Borrowing Base for the month of __________, of 19__ (the "Borrowing Base Month"). (Other capitalized terms used herein without definition which are defined in the Credit Agreement shall have the respective meanings ascribed to them in the Credit Agreement.)

            I certify to you that the figures set forth below have been calculated in accordance with the applicable provisions of the Credit Agreement.

                                   (a)

                                   Total accounts receivable

                                   (including ineligibles):

                                   $___________________________


                                   Less ineligible receivables:

                                   (______________________)



                                   =  Eligible  Receivables

                                   $________________________

                                   (b)

                                   Borrowing Base: Eligible

                                   Receivables (as shown

                                   above) x 80% [70%, if applicable

                                   under "Borrowing Base" definition] =

                                   $________________________

                                   [not to exceed $3,500,000 or

                                   $4,500,000, as applicable]

Attached hereto is an accounts receivable aging report as of the last day of the Borrowing Base Month.

Certified as of the ___ day of ________________, ____.

By:__________________________________________________

Title:_______________________________________________

                                 SCHEDULE 3.2

                                     NONE

                                 SCHEDULE 3.4

FINANCIAL STATEMENTS AND FINANCIAL REPORTS

BALANCE SHEETS AND INCOME STATEMENTS PAST THREE CALENDAR YEARS AND FOUR MONTHS ENDED APRIL 30, 1995

FORECASTS (DIFFERING SCENARIOS) THROUGH THE YEAR (CALENDAR) 2001

SCHEDULES OF INVESTOR CONTRIBUTIONS, SOURCES OF EQUITY AND INITIAL SHARES BACKLOGS, BY MONTH, FROM AUGUST, 1994 THROUGH MARCH 31, 1995

PIPELINE ANALYSES (INCLUDING BIDS/PROPOSALS), AS OF MARCH, 1995 AND APRIL, 1995

SUMMARY OF CONTRACT COSTS AND REVENUE (CSR) REPORTS DETAILED GENERAL LEDGERS, CUMULATIVE, FOR PAST 3 CALENDAR YEARS AND FOR THE FOUR MONTHS ENDED APRIL 30, 1995

SUB-LEDGER SUMMARY OF FIXED ASSETS AND RESERVES

SCHEDULES OF ACCOUNTS RECEIVABLE, PERIODIC, OVER THE PAST THREE YEARS AND SEMI-MONTHLY FROM DECEMBER 31, 1994

ANALYSIS OF TRENDS IN A/R AND BORROWING BASE COMPUTATIONS (PRO FORMA)

FINANCIAL TRENDS, HIGHLIGHTS AND OTHER STATISTICAL DATA FOR THE PAST TEN YEARS

HISTORICAL PURCHASE, ACQUISITION DATA AND ROI CALCULATIONS

ALL WORKPAPERS, AND ANALYSIS FOR THE PAST THREE CALENDAR YEARS AND THE THREE MONTHS ENDED MARCH 31, 1995, AS A PART OF THE NORMAL RECORDS AND WORKPAPERS MAINTAINED BY THE COMPANY

CASH FLOW FORECASTS BY MONTH THROUGH 2001

HBRS ACQUISITION DOCUMENTS INCLUDING FINANCIALS AND LISTED ASSUMED ASSETS AND LIABILITIES

LETTER DATED MAY 11, 1995 FROM HENRI-CLAUDE BAILLY TO LINDA A. MOULTON AND LOWELL C. FREIBERG REGARDING THE U.S. AGENCY FOR INTERNATIONAL DEVELOP

                                 SCHEDULE 3.7

THERE IS NO INDEBTEDNESS FOR BORROWED MONEY, LIENS (OTHER THAN $36K JUDGMENT IN FAVOR OF R. VOEGTLE), MORTGAGES, GUARANTIES EXCEPT THE INTERCOMPANY DEBT, AND

o  XEROX II CAPITAL LEASE PAYABLE $23K
o INVESTMENTS - KFX, INC. STOCK (TRADED OTC) VALUE STATED AT COST OR MARKET, WHICHEVER IS LOWER
(SEE B/S ATTACHED)

                                 BALANCE SHEET

                                    ASSETS

                                 BALANCE SHEET

                             [THIS PAGE ILLEGIBLE]

                             LIABILITIES & EQUITY

                             [THIS PAGE ILLEGIBLE]

                                 SCHEDULE 3.9

PENDING LITIGATION

o  R. VOEGTLE V.  RCG/HAGLER BAILLY
o  N. GRAY V.  RCG/HAGLER BAILLY
o RCG/HAGLER BAILLY V. CALDERON ENERGY COMPANY AND ALBERT CALDERON (AND COUNTERSUIT BY CALDERON INCLUDING PRINCIPALS)

The foregoing are described on the schedule attached.

                                RISK MANAGEMENT
                              LITIGATION SCHEDULE

o  R. Voegtle v. RCG/Hagler Bailly

Claim:                             $35,000

Counsel:                           Mastbaum & Archer, Boulder, Colorado (David
                                   Mastbaum)

Status:                            Active
Next Action:                       Appeal follow-up

R. Voegtle, an employee of RCG/Hagler Bailly, Inc., was converted in employee status from full-time to "zero-minimum" (a status that eliminates benefits and pays the employee solely for pre-approved hours worked/billed). After a period of not being provided with billable/pre-approved work to do and therefore be paid for, Voegtle sued alleging that since he had signed an employment agreement to work as a full-time employee and did not sign a new employment agreement officially changing his status, the company was compelled to treat him as a full-time employee and pay him a full-time salary. He also alleged that, if the company had, in fact if not in writing, terminated him, he was also owed separation compensation (severance pay).

The court agreed with his position and he was awarded $35,000 plus court costs.

The case has been appealed to the Colorado Court of Appeals and has been bonded accordingly through the auspices of Reliance's risk management group.

o N. Gray v. RCG/Hagler Bailly, Inc. (administrative complaint with the Virginia Department of Equal Employment Opportunity)

Claim:                             None Specified
Counsel:                           Epstein, Becker, Washington, D.C. (Tom Bagby)
Status:                            Active
Next Action:                       Offer in Settlement being finalized

N. Gray, a black clerical administrative employee, was terminated for non-performance and attitude. He refused to participate in an exit interview and left the premises immediately though he was not asked to. Subsequently, Gray filed a racial discrimination complaint with the EEOC which referred the complaint to the Virginia Department of Equal Employment Opportunity. An investigation by Linda Dennett (an investigator for the State of Virginia) determined that no "discrimination" had occurred. The prospect, however, of a civil case was raised and we have offered a Gray a with prejudice settlement of $5,000 in exchange for waivers and, through his counsel, has accepted. The details are being currently worked out through our attorneys.

o RCG/Hagler Bailly, Inc. v. Calderon Energy Company and Albert Calderon (complaint) Calderon Energy Company v. RCG/Hagler Bailly, Inc. and Michael Yokell (cross-complaint)

Claim:                             $126,000 (Cross-Complaint only)
Counsel:                           Connelly, Jackson & Souther, Toledo, Ohio
                                   (Steven Smith)
Status:                            Active
Next Action:                       Depositions/Interrogatories

Calderon Energy Company, a client of RCG/Hagler Bailly, owed the company approximately $18k for more than a year when the company sued to collect this remaining outstanding debt. Calderon had paid the company approximately $107k relative this assignment.

After the complaint was filed in Bowling Green, Virginia, Calderon counter-sued the company for performing unnecessary consulting services, in the amount of $143,000.

The company and Calderon are involved currently in depositions and interrogatories.

The case is scheduled to be heard in August of 1995.

The company doesn't view the counter-complaint as having any merit and does not believe that any outcome will have a material or adverse effect on the company.

                                 SCHEDULE 3.14

                                                    Shares Of Class A
Stockholder                       Investment          Common Stock
-----------                       ----------          ------------

John Armstrong                      $175,000               35,000
Henri-Claude Bailly                  500,000              100,000
Robin Calhoun                        100,000               20,000
Robert Ciliano                       175,000               35,000
Niels de Terra                        75,000               15,000
James Hogan                           75,000               15,000
David Keith                          100,000               20,000
Joshua Lipton                         40,000                8,000
Steve Mitnick                         75,000               15,000
Jean-Louis Poirier                   225,000               45,000
Robert Raucher                        75,000               15,000
Ronald Reilly                         25,000                5,000
Daniel Rouse                          75,000               15,000
Robert  Rowe                         275,000               55,000
Fred M. Schriever                     60,000               12,000
Alex Steinbergh                       50,000               10,000
Alan Streicher                       350,000               70,000
Van Liere                             50,000               10,000
Michael Yokell                       500,000              100,000
                                  ----------              -------
                  TOTAL           $3,000,000              600,000


                                      1